Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NEUROCRINE BIOSCIENCES, INC.,

SIGMA MERGER SUB, INC.

and

SOLENO THERAPEUTICS, INC.

Dated as of April 5, 2026

i

4.23	Related Party Transactions	54
4.24	Opinion of Financial Advisor of the Company	54
4.25	State Takeover Statutes Inapplicable	54
4.26	Customers and Suppliers	55
4.27	Information Supplied	55
4.28	No Other Representations or Warranties	55

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		56

5.1	Organization and Qualification	56
5.2	Authority	56
5.3	Information Supplied	56
5.4	Consents and Approvals; No Violation	57
5.5	Litigation	57
5.6	Interested Stockholder	57
5.7	Funds	58
5.8	No Other Operations	58
5.9	Brokers	58
5.10	Absence of Certain Arrangements	58
5.11	Data Security Program	59
5.12	No Other Representations or Warranties	59

ARTICLE VI COVENANTS		59

6.1	Conduct of Business of the Company	59
6.2	Alternative Proposals; Change in Recommendation	64

ARTICLE VII ADDITIONAL COVENANTS		68

7.1	Reasonable Best Efforts	68
7.2	Public Statements and Disclosure	71
7.3	Anti-Takeover Laws	71
7.4	Access	72
7.5	Section 16(b) Exemption	73
7.6	Directors’ and Officers’ Indemnification and Insurance	73
7.7	Employee Matters	75
7.8	Termination of 401(k) Plan	76
7.9	Delisting	76
7.10	Certain Litigation	76
7.11	FIRPTA Certificate	77
7.12	Rule 14d-10 Matters	77
7.13	Payoff Letter	77
7.14	Product Matters	77
7.15	Company Resignations	78

ARTICLE VIII CONDITIONS TO THE MERGER		78

8.1	Merger Closing Conditions	78

ii

ARTICLE IX TERMINATION		78

9.1	Termination of Agreement	78
9.2	Procedure Upon Termination	80
9.3	Effect of Termination	80
9.4	Fees and Expenses	80

ARTICLE X GENERAL PROVISIONS		83

10.1	Survival of Representations, Warranties and Covenants	83
10.2	Notices	83
10.3	Assignment	84
10.4	Confidentiality	84
10.5	Amendment	84
10.6	Extension; Waiver	85
10.7	Entire Agreement	85
10.8	Third Party Beneficiaries	85
10.9	Severability	86
10.10	Remedies	86
10.11	Governing Law	87
10.12	Consent to Jurisdiction	87
10.13	WAIVER OF JURY TRIAL	87
10.14	Disclosure Letter References	88
10.15	No Presumption Against Drafting Party	88
10.16	Counterparts	88

Exhibit A	Surviving Company Certificate of Incorporation

Exhibit B	Surviving Company Bylaws

Annex I	Conditions to Offer

Annex II	Form of Tender and Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of April 5, 2026, by and among Neurocrine Biosciences, Inc., a Delaware corporation (“Parent”), Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”) and Soleno Therapeutics, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) for $53.00 per Company Share in cash, without interest (the “Offer Price”), subject to any applicable withholding Taxes;

WHEREAS, following the consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Company”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.4, (i) each issued and outstanding Company Share (other than Cancelled Shares and Dissenting Company Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding Taxes, and (ii) the Company shall become a direct wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Purchaser pursuant to the Offer (such recommendation of the Company Board, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of Purchaser have each adopted resolutions approving this Agreement and the Transactions and declaring it advisable for Parent and Purchaser, respectively, to enter into this Agreement;

WHEREAS, each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Purchaser entering into this Agreement, certain holders of the Company Shares have entered into tender and support agreements, dated as of the date of this Agreement, in substantially the form set forth in Annex II, pursuant to which, among other things, each such holder has agreed to tender his, her or its Company Shares to Purchaser in the Offer (the “Tender Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“401(k) Plan” has the meaning set forth in Section 7.8.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(c).

“Alternative Proposal” shall mean any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (including through an exclusive license, partnering or collaboration) (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding Company Common Stock,

(C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Company Common Stock, or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the consolidated assets of the Company and its Subsidiaries or at least 20% of the outstanding Company Common Stock; in each case, other than the Transactions.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and any applicable Laws relating to the prevention of corruption, bribery, or money-laundering.

“Antitrust Laws” has the meaning set forth in Section 7.1(a).

“Book-Entry Shares” has the meaning set forth in Section 3.6(c)(i).

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Cancelled Shares” has the meaning set forth in Section 3.4(b).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Merger” has the meaning set forth in Section 3.2(b).

“Certificates” has the meaning set forth in Section 3.6(c)(i).

“Change in Recommendation” has the meaning set forth in Section 6.2(c).

“Change in Recommendation Notice” has the meaning set forth in Section 6.2(d).

“Closing” has the meaning set forth in Section 3.2(a).

“Closing Date” has the meaning set forth in Section 3.2(a).

“COBRA” has the meaning set forth in Section 4.11(d).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation, dated as of November 18, 2014, as filed in preliminary form with the SEC on August 7, 2014, and as amended on May 8, 2017, October 5, 2017, and August 24, 2022, which amendments were filed with the SEC on May 11, 2017, October 6, 2017, and August 25, 2022, respectively.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Documents” has the meaning set forth in Section 4.27.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company ESPP” shall mean the Company’s 2014 Employee Stock Purchase Plan.

“Company Financial Advisors” has the meaning set forth in Section 4.10.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights (i) owned or co-owned, or purported to be owned or co-owned, by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property Rights”), or (ii) exclusively licensed to the Company or any of its Subsidiaries (the “Company Licensed Intellectual Property Rights”).

“Company Legacy Warrants” shall mean the warrants to purchase Company Common Stock pursuant to that certain Underwriting Agreement, dated as of March 28, 2022, by and between the Company and Oppenheimer & Co. Inc.

“Company Material Adverse Effect” shall mean any event, condition, occurrence, circumstance, development, state, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided, that the underlying causes of any such change may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in this definition; (ii) any Effect to the extent resulting from the execution, announcement, pendency or performance of this Agreement or the Transactions, including to the extent resulting from the identity of Parent (other than for purposes of any representation or warranty contained in Section 4.6 and the conditions set forth in clause “(ii)(d)” of Annex I or clause “(vii)” of Annex I solely as any such condition relates to the foregoing representation or warranty) or the equity or debt financing sources of, or investors in, Parent or the plans or intentions of any of the foregoing with respect to the Company or any of its businesses; (iii) any Effect generally affecting the industries in which the Company or its Subsidiaries operate or the economy generally, including changes in commodity prices, raw materials or other inputs used in the operation of the Company or any of its businesses, or other general business, financial or market conditions, including fluctuations in the value of any currency or interest rates, inflation or any suspension of trading in securities generally on any securities exchange or over-the-counter market; (iv) any Effect to the extent arising directly or indirectly from or otherwise relating to any geopolitical Effect, act of terrorism, war, national or international calamity, natural disaster, act of god, epidemic, pandemic, trade war, social protest or social unrest (whether or not violent) or any other similar event (including, in each case, any escalation or worsening of any of the foregoing and the response of any Governmental Authority with respect thereto); (v) the failure of the Company to meet internal or analysts’ expectations or projections; provided, that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in this definition; (vi) any Effect to the extent arising directly from or otherwise directly relating to any action taken, or failure to take any action, by the Company or its Subsidiaries that is specifically required or prohibited (as applicable) by the terms of this Agreement (other than compliance with Section 6.1, except to the extent that Parent has unreasonably withheld a consent under Section 6.1); (vii) any Effect to the extent arising directly or indirectly from or otherwise relating to any change in any Law or GAAP (or authoritative interpretations of any Law or GAAP); (viii) the impact of any Legal Proceeding initiated by a shareholder of the Company (in his, her or its capacity as a shareholder) alleging breach of fiduciary duty or similar claims in connection with the execution of this Agreement and challenging or attempting to enjoin, restrain, prevent or prohibit consummation of any of the Transactions; (ix) any Effect to the extent arising from any requirements imposed by any Governmental Authority as a condition to obtaining approval or expiration of any waiting period under the HSR Act or other Antitrust Laws with respect to the Transactions; (x) any regulatory, legislative or political Effects anywhere in the world, including the imposition of, or changes in, tariffs, sanctions, trade policies or similar Laws, directives, Orders or policies (or any threats or announcements of any of the foregoing), or any consequences resulting from any trade disputes or “trade wars” or similar actions anywhere in the world; (xi) any breach by Parent or Purchaser of this Agreement; and (xii) the availability of or cost of equity, debt or other financing; provided, that any Effect referred to in the foregoing clauses (iii), (iv), (vii) and (x) may be taken into account in determining whether there is, or would be reasonably expected to be, a Company Material Adverse Effect solely to the extent that such Effect disproportionately affects the Company or its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which the Company or its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” shall mean an option to purchase Company Shares.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Company Prefunded Warrants” shall mean the prefunded Company warrants to purchase Company Common Stock pursuant to that certain Securities Purchase Agreement, dated as of September 28, 2023, by and among the Company and the purchasers named therein.

“Company Product” shall mean the Company’s pharmaceutical product VYKATTM XR.

“Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights within the Company Owned Intellectual Property Rights.

“Company Related Parties” has the meaning set forth in Section 9.4(h).

“Company Related Party” has the meaning set forth in Section 9.4(h).

“Company RSU Award” shall mean any award of restricted stock units with respect to Company Shares that is, at the time of determination, subject to time-based vesting or forfeiture conditions.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.2(d).

“Company Shares” has the meaning set forth in the Recitals.

“Company Stock Awards” shall mean the Company Options and the Company RSU Awards.

“Company Stock Plans” shall mean the Company’s 2014 Equity Incentive Plan and 2020 Inducement Plan, as each may have been amended and restated prior to the date of this Agreement.

“Company Stockholders” has the meaning set forth in Section 2.1(e).

“Company Warrants” shall mean any warrant to purchase or otherwise acquire Company Shares, including the Company Legacy Warrants and Company Prefunded Warrants, that is, at the time of determination, unexercised.

“Confidentiality Agreement” has the meaning set forth in Section 10.4.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries immediately prior to the Effective Time who continue their employment with Parent, Surviving Company or any of their respective Affiliates immediately following the Effective Time.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument, including all amendments thereto.

“Credit Agreement” shall mean that certain Loan and Security Agreement, dated as of December 17, 2024, by and among the Company and Essentialis, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, as co-borrowers, the lenders from time to time party thereto, and Oxford Finance LLC, a Delaware limited liability company, as collateral agent, as amended by the First Amendment to Loan and Security Agreement, dated as of November 10, 2025, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to compliance with Section 6.1).

“Data Protection Laws” shall mean all Laws and Governmental Authority guidance regarding privacy, security, or data protection that are applicable to the Processing of Sensitive Data by or on behalf of the Company or its Subsidiaries, including such Laws relating to (i) data breach notification or Security Incident notification requirements; (ii) direct marketing, emails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); (iii) consumer protection related to the privacy, security, or protection of Personal Information; (iv) artificial intelligence related to the Processing of Personal Information; or (v) the privacy and/or security of patient-identifying health care information, including with respect to notification of the breach of privacy or security of such information.

“Data Protection Requirements” shall mean all (i) applicable Data Protection Laws; (ii) the Company’s or any of its Subsidiaries’ obligations relating to privacy, information security, or Processing of Sensitive Data under any Contract by which the Company or any of its Subsidiaries is bound; (iii) of the Company or its Subsidiaries’ Privacy Policies; and (iv) applicable industry standards, self-regulatory certifications or frameworks relating to privacy, information security, or the Processing of Sensitive Data to which the Company or its Subsidiaries are legally or contractually bound or with which they have represented compliance.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Company Shares” has the meaning set forth in Section 3.4(e)(i).

“D&O Insurance” has the meaning set forth in Section 7.6(c).

“DTC” has the meaning set forth in Section 3.6(c)(i).

“Effective Time” has the meaning set forth in Section 3.2(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any other Person under common control with the Company that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Excluded Benefits” has the meaning set forth in Section 7.7(a).

“Expiration Date” has the meaning set forth in Section 2.1(c).

“Extension Deadline” has the meaning set forth in Section 2.1(c).

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FDA Application Integrity Policy” has the meaning set forth in Section 4.20(e).

“Federal Health Care Programs” shall mean the Medicare, Medicaid and TRICARE programs and any other state or federal government health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Filing” shall mean any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FLSA” has the meaning set forth in Section 4.11(h).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.6.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental, quasi-governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the safety, efficacy, testing, quality, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization, and any employee or official of a political party or candidate for political office.

“Hazardous Substance” shall mean any material, substance, chemical, pollutant, contaminant or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean collectively (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (b) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396y (the Medicaid statute); (c) the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the Public Health Service Act (42 U.S.C. §262 et seq.); (d) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (f) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); (g) the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), (h) criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287; (i) the criminal fraud provisions under HIPAA; (j) the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (k) Laws regarding the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (l) federal and state Laws related to distribution, sale, or promotion of pharmaceutical products; (m) any other federal or state requirements of Law that directly or indirectly govern the health care industry or, programs of Governmental Authorities; and (n) in each case, as amended and the regulations promulgated thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean all (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements entered into in the ordinary course of business, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, (d) non-disclosure agreements entered into in the ordinary course of business, (e) Contracts containing non-exclusive licenses or other non-exclusive grants of rights to or from the Company that are not material to the Company’s business as presently conducted or planned to be conducted, (f) non-material services agreements entered into in the ordinary course of business the primary purpose of which is unrelated to the licensing or acquisition of Intellectual Property Rights, and (g) at-will offer letters, employment agreements, consulting or contractor agreements that do not provide for notice of termination, severance, retention, change in control, or similar compensation and benefits and invention assignment agreements entered into with employees and contractors of the Company or any of its Subsidiaries; provided that, in each case of the foregoing ((a) through (g)), (i) such Contract is entered into in the ordinary course of business and (ii) such Contract excludes any exclusive license rights granted by or to the Company or any of its Affiliates.

“Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (f) capital lease obligations, and (g) all guarantees of such Person of any Indebtedness of any other Person. For purposes of this Agreement, Indebtedness of the Company or any of its Subsidiaries shall exclude any intercompany indebtedness between or among the Company and its wholly owned Subsidiaries (if any) and any account payables incurred in the ordinary course of business.

“Indemnified Persons” has the meaning set forth in Section 7.6(a).

“Indemnifying Parties” has the meaning set forth in Section 7.6(b).

“Initial Expiration Date” has the meaning set forth in Section 2.1(c).

“In-Licenses” has the meaning set forth in Section 4.16(c).

“Intellectual Property Rights” shall mean any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) United States, foreign and international patents, patent applications, and utility models, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (c) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (d) software, including all source code, object code, firmware, development tools files, all media on which any of the foregoing is recorded, and all related documentation, (e) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, technical databases, technical data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing in clauses (a) through (e) anywhere in the world.

“Intervening Event” shall mean any Effect or any material consequence of such Effect that (a) was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement and (b) does not relate to or involve (i) any Alternative Proposal, (ii) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates, (iii) the expiration or termination of any waiting periods or the receipt of any approvals, consents or clearances applicable to the Merger under any Antitrust Laws or (iv) changes after the date of this Agreement in the market price or trading volume of the Company’s stock, in and of itself, or the fact that Company meets or exceeds internal or analysts’ expectations or projections of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or the fact that the Company meets or outperforms any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself.

“IP Contracts” has the meaning set forth in Section 4.16(d).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean any information technology or computer system (including networks, hardware, digital storage media, applications, software and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case used in or necessary for the conduct of the business of the Company or any of its Subsidiaries at any time, including those hosted or operated by a third party for or on behalf of the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1 of the Company Disclosure Letter and (b) with respect to Parent or its Subsidiaries, the actual knowledge of the executive officers of Parent, in each case of clauses (a) and (b) after reasonable inquiry of such individuals’ direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Labor Agreement” has the meaning set forth in Section 4.11(l).

“Law” shall mean any applicable federal, state, local, municipal, foreign, multi-national or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, order (including any executive order), directive, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including NASDAQ).

“Legal Proceeding” shall mean any (a) civil, criminal or administrative claim, action, charge, hearing, inquiry, audit, examination or investigation, or other similar formal legal proceeding, or (b) lawsuit, litigation, suit, hearing, arbitration or other proceedings, in each of (a) and (b), by or before, or otherwise involving, any Governmental Authority, arbitrator, mediator, or other tribunal.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, preemptive right or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” has the meaning set forth in Section 4.19(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.4(a).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Capital Market.

“New Plan” has the meaning set forth in Section 7.7(b).

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” has the meaning set forth in Section 2.1(b).

“Offer Closing” has the meaning set forth in Section 2.1(b).

“Offer Commencement Date” has the meaning set forth in Section 2.1(a).

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(e).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 2.1(b).

“Old Plans” has the meaning set forth in Section 7.7(b).

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Out-Licenses” has the meaning set forth in Section 4.16(d).

“Out of the Money Option” shall mean each Company Option which has a per Company Share exercise price that is equal to or greater than the Offer Price.

“Outside Date” has the meaning set forth in Section 9.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” shall mean any Effect that has the effect of preventing, materially delaying or materially impairing Parent’s or Purchaser’s ability to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Related Parties” has the meaning set forth in Section 9.4(h).

“Parent Related Party” has the meaning set forth in Section 9.4(h).

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.6(a).

“Payment Fund” has the meaning set forth in Section 3.6(a).

“Payoff Letter” has the meaning set forth in Section 7.13.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been reflected in the financial statements of the Company in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, or other Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, and minor imperfections in title, in each case, that do not materially and adversely impact the current use of the affected property, and leases and subleases of real property in the ordinary course of business; (d) Liens the existence of which are disclosed in the notes to the financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, or the Company’s subsequent Quarterly Reports on Form 10-Q, including any such Liens arising under any lines of credit or other credit facilities or arrangements of the Company or any of its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 6.1); (e) exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or any of its Subsidiaries to which they relate; (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) with respect to leased, subleased, licensed or sublicensed personal property, (i) the terms and conditions of the lease or license applicable thereto, (ii) any Liens or encumbrances imposed on the underlying fee interests in such real property and (iii) statutory or common law Liens or encumbrances to secure the landlords, lessors or renters under such leases, subleases or rental agreements; (h) with respect to leased or subleased real property, the terms and conditions of the lease or sublease applicable thereto; (i) bankers liens, rights of setoff and similar Liens arising in the ordinary course of business, and Liens of a collection bank arising under the Section 4-208 or 4-210 of the UCC; (j) Liens in connection with cash collateral accounts serving as collateral for letters of credit, cash management obligations or other similar obligations in the ordinary course of business; (k) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (l) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases entered into in the ordinary course of business; (m) pledges or deposits made in the ordinary course of business in connection with obligations in respect of (i) surety or appeal bonds, bid or performance bonds, bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), statutory obligations or other obligations of a like nature and (ii) leases in the ordinary course of business; (n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums; (o) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; and (p) Liens described in the Company Disclosure Letter or expressly set forth in Material Contracts or Incidental Contracts.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall mean any information or data that (i) relates to an identified or identifiable person, or that is reasonably capable of being used to identify, contact, or precisely locate a person, household, or a device; or (ii) otherwise constitutes “personal data,” “personal information,” “protected health information,” or other similar terms under applicable Data Protection Requirements.

“Plan” has the meaning set forth in Section 4.11(a).

“Plans” has the meaning set forth in Section 4.11(a).

“Privacy Policy” or “Privacy Policies” shall mean any published policy, representation, statement, or notice made by the Company or any of its Subsidiaries, including, privacy policies published on the Company’s or any Subsidiary’s online properties, or otherwise made available by, or on behalf of, the Company or any Subsidiary to any Person, relating to the Processing of Sensitive Data.

“Processing” shall mean any operation or set of operations, with respect to data, whether or not by automated means, such as the access, use, collection, treatment, processing, structuring, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, dissemination or otherwise making available, consultation, disclosure, restriction, erasure, destruction, disposal, alignment or combination of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Laws.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Stock” has the meaning set forth in Section 3.4(c).

“Real Property Leases” has the meaning set forth in Section 4.18(b).

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, patent, or other document filed with, issued by, or recorded with or by, any Governmental Authority or domain name registrar.

“Regulatory Permit” has the meaning set forth in Section 4.20(b).

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, recycling, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).

“Representative” shall mean with respect to any Person, its directors, officers or other employees, its controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Required Antitrust Approvals” shall mean any required filing, consent, approval or action required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filing, consent, approval or action pursuant to any Antitrust Law in order to consummate the Transactions set forth on Section 1.1(c) of the Company Disclosure Letter.

“Reverse Termination Fee” has the meaning set forth in Section 9.4(d).

“Sanctioned Country” shall mean any country or territory that is the subject or target of comprehensive sanctions, which currently includes Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions in Ukraine.

“Sanctioned Person” shall mean any Person that is: (i) the subject or target of sanctions under Sanctions Laws including any Person listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List, and lists maintained by His Majesty’s Treasury of the United Kingdom; (ii) located or resident in or organized under the Laws of a Sanctioned Country; (iii) the Government of Venezuela or any political subdivision, agency, or instrumentality thereof; or (iv) 50% or more owned, directly or indirectly, individually or in the aggregate, or otherwise controlled by a Person or Persons described in clause (i), (ii) or (iii), in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions.

“Sanctions Laws” shall mean all Laws relating to economic, financial, or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, and EU member states.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Schedule 14D-9” has the meaning set forth in Section 2.2(a).

“Schedule TO” has the meaning set forth in Section 2.1(e).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Second Request” has the meaning set forth in Section 7.1(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Security Incident” shall mean (i) any unauthorized, unlawful, or accidental loss of, damage to, access to, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, theft of, or use of, any IT Systems.

“Sensitive Data” shall mean all (i) Personal Information and (ii) other proprietary, sensitive, regulated, and/or confidential information Processed by or on behalf of the Company or any of its Subsidiaries or otherwise in the Company or any of its Subsidiaries’ possession, custody or control.

“Solvent” has the meaning set forth in Section 5.7(b).

“Specified Litigation” shall mean any of the matters set forth in Section 4.12 of the Company Disclosure Letter.

“Stockholder List Date” has the meaning set forth in Section 2.2(b).

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Alternative Proposal made after the date of this Agreement (other than an Alternative Proposal that has resulted from a material breach or material violation of Section 6.2(a)) on terms that the Company Board determines in good faith (after consultation with its independent financial advisor and its outside legal counsel), taking into account all the terms and conditions of the Alternative Proposal that the Company Board considers to be appropriate (including the identity of the Person making the Alternative Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations)), break-up fees, expense reimbursement provisions, conditions to consummation and the availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing), would result in a transaction (i) that is more favorable to the Company’s stockholders than the Offer and the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), and (ii) that is reasonably capable of being completed on the terms proposed; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed references to “50%”.

“Surviving Company” has the meaning set forth in the Recitals.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including Section 203 of the DGCL.

“Tax” shall mean any U.S. federal, state, local or non-U.S. income, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, Medicare, national health insurance or similar taxes, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax, including any interest, penalty or addition thereto.

“Tax Return” shall mean any report, declaration, return, information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Tender Agreements” has the meaning set forth in the Recitals.

“Termination Fee” has the meaning set forth in Section 9.4(a).

“Top Customer” has the meaning set forth in Section 4.26.

“Top Supplier” has the meaning set forth in Section 4.26.

“Trade Control Laws” has the meaning set forth in Section 4.22(a).

“Transactions” shall mean (i) the execution and delivery of this Agreement and the Tender Agreements and (ii) all of the transactions contemplated by this Agreement and the Tender Agreements, including the Offer and the Merger.

“UCC” shall mean, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“U.S. Data Security Program” has the meaning set forth in Section 4.17(f).

“VYKATTM XR” shall mean the proprietary product known as VYKATTM XR (diazoxide choline).

“WARN Act” has the meaning set forth in Section 4.11(m).

“Willful Breach” shall mean a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, result in a material breach of this Agreement.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) The term “or” is not exclusive.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(k) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(m) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(n) Where used with respect to information, the phrases “provided,” “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or its Affiliates or its Representatives, material that has been posted in the “data room” (virtual or otherwise) established by the Company at least one day prior to the date hereof.

(o) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II THE OFFER

2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX, as promptly as reasonably practicable after the date of this Agreement, subject to the Company then being prepared to file the Schedule 14D-9 on the same day as the commencement of the Offer (the “Offer Commencement Date”), and having complied in all material respects with its obligations to provide information to Purchaser pursuant to Section 2.1(e) and Section 2.2(b), but in no event more than ten (10) Business Days after the date of this Agreement, if practicable, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), Purchaser shall (and Parent shall cause Purchaser to), as soon as practicable after the Expiration Date, consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Closing”, and the time of such acceptance for payment, the “Offer Acceptance Time”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains terms not inconsistent with those set forth in this Agreement. Purchaser and Parent expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price (other than in connection with Section 2.1(g) hereof), (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Company Shares sought to be purchased in the Offer (other than pursuant to Section 2.1(g) hereof), (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions (other than to waive any condition other than the Minimum Condition), (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date of the Offer (except to the extent permitted or required pursuant to Section 2.1(c)), or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be terminated prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer without the prior written consent of the Company, unless this Agreement is terminated in accordance with Article IX.

(c) Expiration and Extension of the Offer. Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall initially be scheduled to expire one (1) minute following 11:59 p.m. Eastern time, on the twentieth (20th) Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date and time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).

Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Article IX: (i) Purchaser shall extend the Offer from time to time for: (A) the minimum period required by any Law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, in each case, applicable to the Offer or as may be necessary to resolve any comments of the SEC or NASDAQ or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and (B) periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated and (ii) if, as of the scheduled Expiration Date, (A) any Offer Condition (other than the Minimum Condition or such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) is not satisfied and has not been waived Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten (10) Business Days per extension (or such other period as agreed by the Company and Parent), to permit such Offer Condition to be satisfied or (B) the Minimum Condition is the only Offer Condition that is not satisfied or waived (other than such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time), Purchaser shall extend the Offer on up to two (2) occasions for additional periods of ten (10) Business Days per extension, to permit the Minimum Condition to be satisfied; provided, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Article IX and (y) the Outside Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d) Termination of the Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Company Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to use reasonable efforts to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly furnish in writing to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and any holder of Company Shares (collectively, the “Company Stockholders”) that may be required under applicable Laws and/or in connection with any action contemplated by this Section 2.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f) Funds. Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase the Company Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause each of Purchaser and the Surviving Company to perform, on a timely basis, all of Purchaser’s and Surviving Company’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Company Shares held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h) Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) promptly after the Expiration Date (i) irrevocably accept for payment all Company Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay for such Company Shares.

2.2 Company Actions.

(a) Schedule 14D-9. On the day that the Offer is commenced, substantially contemporaneously with and following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Company Shares, in each case as and to the extent required by applicable Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements or exhibits thereto, the “Schedule 14D-9”) that (A) unless the Company Board has made a Change in Recommendation in accordance with Section 6.2(c), shall reflect the Company Board Recommendation and (B) includes a notice of appraisal rights in accordance with Section 262(d)(2) of the DGCL. Prior to such filing and dissemination the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws and for the notice to comply in all material respects with Section 262 of the DGCL. Each of Parent, Purchaser and the Company

agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to use reasonable efforts to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and to be promptly disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 2.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Stockholder Lists. The Company shall promptly, and in any event within five (5) Business Days after the date of this Agreement, furnish or cause to be furnished to Parent a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. The date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated (the “Stockholder List Date”) shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated. The information contained in any such labels, listings and files furnished in accordance with this Section 2.2(b) shall be held in confidence by Parent and Purchaser in accordance with the requirements of the Confidentiality Agreement.

ARTICLE III THE MERGER

3.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company shall continue as the Surviving Company, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article III. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

3.2 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Article IX, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place electronically at 8:00 a.m. Eastern time as promptly as practicable (but in any event no later than the first (1st) Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable following the Closing, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

3.3 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety as of the Effective Time to read as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the DGCL and such certificate of incorporation;

(b) the bylaws of the Surviving Company shall be amended and restated in their entirety as of the Effective Time to read as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the DGCL and such bylaws; and

(c) the directors and officers of the Surviving Company immediately after the Effective Time shall be the respective individuals who are the directors and officers of Purchaser immediately prior to the Effective Time.

3.4 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or Purchaser, subject to any applicable withholding Tax in accordance with Section 3.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and other than any Dissenting Company Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.6.

(b) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock owned by the Company (or held in the Company’s treasury), Parent, Purchaser or by any of their respective Subsidiaries (such shares, “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Purchaser Capital Stock. At the Effective Time, each issued and outstanding share of common stock of Purchaser, par value $0.001 (the “Purchaser Stock”) shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing Purchaser Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time.

(e) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Persons who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such shares being referred to collectively as the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.4. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time the Dissenting Company Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Persons who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and subject to any applicable withholding Tax, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.6.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to lead all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.

3.5 Treatment of Company Stock Awards, Company ESPP and Company Warrants.

(a) Treatment of Company Options. Neither Purchaser nor Parent shall assume any Company Option or substitute for any award of Company Options any similar award of Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or the holders thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (and that is not an Out of the Money Option), whether or not then vested or exercisable shall fully vest and shall be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 3.7) equal to the product of (1) the excess, if any, of (x) the Offer Price over (y) the exercise price payable per share of Company Common Stock under such Company Option and (2) the total number of shares of Company Common Stock subject to such Company Option immediately prior to such cancellation. Each Out of the Money Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and no holder of an Out of the Money Option shall be entitled to any payment with respect to such Out of the Money Option before or after the Effective Time.

(b) Treatment of Company RSUs. Neither Purchaser nor Parent shall assume any Company RSU Award or substitute for any Company RSU Award any similar award of Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. Effective as of immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, each Company RSU Award that is outstanding immediately prior thereto, whether or not then vested, shall fully vest, and shall be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required Tax withholding as contemplated in Section 3.7) equal to the product of (1) the Offer Price and (2) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to such cancellation.

(c) Treatment of Company Warrants. Prior to the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall be treated as being simultaneously cashless exercised as of immediately prior to the Effective Time in accordance with the terms and conditions specified in the applicable Company Warrant and subject to deduction for any required withholding Tax as contemplated in Section 3.7. Prior to the Effective Time, the Company shall deliver notices to the holders of such Company Warrants, informing such holders of the Transactions and containing such other information as the Company reasonably determines to be required pursuant to the terms of the applicable Company Warrants. Prior to the Effective Time, the Company shall use reasonable best efforts to enter into a warrant termination agreement (in a form reasonably acceptable to Parent) with the applicable holders of any of the Company Warrants that are not automatically exercised or terminated as of the Effective Time.

(d) Treatment of Company ESPP. As soon as reasonably practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (a) following the date hereof, no Person may become a participant in the Company ESPP and no offering period shall commence under the Company ESPP and (b) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time.

3.6 Payment for Securities; Surrender of Certificates.

(a) Payment Fund. Prior to the Effective Time, Parent or Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Company Shares to receive the aggregate Offer Price which such holders shall become entitled pursuant to Section 2.1(b) and the aggregate Offer Price to which such holders shall become entitled pursuant to Section 3.4. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Substantially concurrent with the Effective Time, Parent or Purchaser shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the aggregate Offer Price payable pursuant to Section 2.1(b) and the aggregate Offer Price payable pursuant to Section 3.4 (together, the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the aggregate Offer Price payable pursuant to Section 2.1(b) and the aggregate Offer Price payable pursuant to Section 3.4, Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Offer Price out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to Article II or this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Company on the earlier of (i) one (1) year after the Effective Time or (ii) the full payment of the aggregate Offer Price payable pursuant to Section 2.1(b) and the aggregate Offer Price payable pursuant to Section 3.4.

(b) As soon as reasonably practicable after the Effective Time (but no later than fifteen (15) days after the Effective Time), Parent or Purchaser shall pay, or shall cause to be paid, through the Surviving Company’s or the applicable Subsidiary’s payroll the aggregate consideration payable hereunder with respect to Company Options, and Company RSU Awards (without interest and subject to deduction for any required Tax withholding as contemplated in Section 3.7) (e.g., with respect to payments made to a current or former Company employee); provided, however, that to the extent that Taxes are not required to be deducted and withheld by applicable Law (e.g., the holder of a Company Option is not, and was not at any time during the vesting period of the Company Option, an employee of the Company or any of its Subsidiaries for employment tax purposes), the consideration payable pursuant to Section 3.5 with respect to such Company Option, or Company RSU Award shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in this Section 3.6.

(c) Procedures for Surrender.

(i) Promptly after the Effective Time, Parent shall, and shall cause the Surviving Company to, cause the Paying Agent to mail or otherwise provide to each holder of record (as of immediately prior to the Effective Time) (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (“Book-Entry Shares”) that are not held, directly or indirectly, through the Depository Trust Company (“DTC”): (A) in the case of holders of Certificates, a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and such Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration payable in respect thereof.

(ii) Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor the Merger Consideration payable pursuant to the provisions of this Article III in respect of the shares of Company Common Stock formerly represented by such Certificates (subject to deduction for any required withholding Tax as contemplated in Section 3.7), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the later to occur of (x) the Effective Time and (y) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) shall be forthwith cancelled.

(iii) For Book-Entry Shares not held, directly or indirectly, through DTC, upon book-receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in connection with the surrender of such Book-Entry Shares, the holders of such Book-Entry Shares will be entitled to the Merger Consideration payable pursuant to the provisions of this Article III in respect of the shares of Company Common Stock formerly represented by such Book-Entry Shares (subject to deduction for any required withholding Tax as contemplated in Section 3.7), and the transferred Book-Entry Shares so surrendered will be cancelled.

(iv) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time (and in any event within one (1) Business Day), upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article III.

(v) The Paying Agent will accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable and customary terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal and customary exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates and Book-Entry Shares pursuant to this Section 3.6(c). Until so surrendered, outstanding Certificates and Book-Entry Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration without interest thereon, payable in respect thereof. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive in respect thereof.

(vi) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent (or any agent designated by Parent) that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration (subject to deduction for any required withholding Tax as contemplated in Section 3.7) with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest thereon.

(d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) Termination of Payment Fund; No Liability. At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.6(c), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.4 hereof.

3.7 Withholding Rights. Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent or any other applicable withholding agent to deduct and withhold, from the Merger Consideration or any other payments made in connection with this Agreement any Tax amounts required to be withheld or deducted under applicable Law. All such amounts that are deducted or withheld by the applicable withholding agent shall be remitted to the applicable Governmental Authority. To the extent that amounts are so withheld and remitted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

3.8 Further Actions. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the sections or subsections of the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) corresponding to the particular Section or subsection in this Article IV or otherwise disclosed in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such matter is applicable to qualify such representation and warranty (other than with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.10, 4.24 or 4.25), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the

SEC on or after January 1, 2024 and publicly available on EDGAR prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements)), the Company hereby represents and warrants to Parent as follows:

4.1 Organization and Qualification.

(a) The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. Each Subsidiary of the Company is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization, with all corporate or entity power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and the bylaws (or similar organizational or governing documents) as currently in effect for the Company and each of its Subsidiaries.

(d) Except as set forth on Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries (other than interests held for passive investment purposes).

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 Company Shares and 10,000,000 shares of Company Preferred Stock. At the close of business on March 31, 2026 (the “Capitalization Date”), (i) 51,718,149 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 4,512,800 Company Shares were subject to issuance pursuant to outstanding Company Options; (iv) 1,158,554 Company Shares were subject to issuance pursuant to outstanding Company RSU Awards; (v) 1,147,524 Company Shares were reserved for future issuance under the Company Stock Plans (other than the Company ESPP); (vi) 1,864 Company Shares were reserved for future issuance under the Company ESPP; (vii) 1,599 Company Shares were reserved for future issuance upon the exercise of outstanding Company Legacy Warrants; and (viii) 250,000 Company Shares were reserved for future issuance upon the exercise of outstanding Company Prefunded Warrants. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares, shares of Company Preferred Stock, restricted stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock, restricted stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Shares other than the issuance of Company Shares pursuant to the exercise of Company Options or Company Warrants or the settlement of Company RSU Awards outstanding as of the Capitalization Date in accordance with their terms.

(b) Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the name of the holder of the Company Stock Award, the type of Company Stock Award, the number of Company Shares subject to such Company Stock Award, the grant date for such Company Stock Award, the exercise or purchase price, expiration date of such Company Stock Award, any vesting terms, whether or not it is subject to performance based vesting and the Company Stock Plan and form of award agreement pursuant to which the award was made (as applicable).

(c) Section 4.2(c) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Warrants, indicating as applicable, with respect to each Company Warrant then outstanding, the name of the holder of the Company Warrant, the type of Company Warrant, the number of Company Shares subject to such Company Warrant, the grant date for such Company Warrant, the exercise or purchase price, expiration date of such Company Warrant and the form of warrant agreement pursuant to which the Company Warrant was made (as applicable).

(d) Except for the conversion privileges of the Company Stock Awards, the purchase rights under the Company ESPP and the Company Warrants, as of the close of business on the Capitalization Date, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (iv) preemptive rights applicable to any Company Shares; or (v) obligations by the Company to make any payments based on the price or value of the Company Shares. The Company has no outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Stockholders on any matter.

(e) Except for the Company Stock Awards and Company Warrants in accordance with their terms, as of the close of business on the Capitalization Date, (i) there were no outstanding obligations requiring the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities; (ii) there were no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company; (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws; and (iv) all of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. The weighted average exercise price of the Company Options outstanding as of the Capitalization Date was $38.82.

4.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.4 Company Board Approval. The Company Board, at a meeting duly called and held, unanimously (among those directors of the Company who were present) (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Purchaser pursuant to the Offer.

4.5 No Vote Required. Assuming (i) satisfaction of the Minimum Condition following the Offer Acceptance Time, (ii) the Merger is consummated in accordance with Section 251(h) of the DGCL and (iii) the accuracy of the representation set forth in the first sentence of Section 5.6, no vote of the Company Stockholders is necessary to adopt this Agreement and consummate the Transactions.

4.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) contravene, conflict with or result in any violation or breach of any provision of the Company Charter or the bylaws of the Company (or other similar governing documents) or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and state securities Laws or “blue sky” Laws, (ii) as may be required under the HSR Act or any applicable foreign Antitrust Laws (“Foreign Antitrust Laws”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or its Affiliates) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.7 Reports; Financial Statements.

(a) Since January 1, 2023, the Company has filed or furnished all reports, schedules, forms, statements and other documents required by applicable Law to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, (i) none of the Company SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company and its Subsidiaries. No current or former executive officer of the Company has failed to make the certifications required of him or her under Rule 13a-14 or 15d-14 promulgated under the Exchange Act or Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report since January 1, 2023, and such certifications are accurate and complete, and comply in all material respects as to form and content with all applicable Laws.

(b) The audited and unaudited financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial position of the Company and its Subsidiaries as of their respective dates, and the stockholders’ equity, results of operations and changes in financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments). As of the date of this Agreement, the Company does not intend to correct or restate, and to the Knowledge of the Company, there is not any reasonable basis to correct or restate, any of the audited consolidated financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the Company SEC Reports.

(c) The Company maintains, and at all times since January 1, 2023, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements. Neither the Company, nor, to the Knowledge of the Company, the Company’s independent accountant, has identified or been made aware of (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.” The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains and since January 1, 2023, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

(f) None of the Company or any of its Subsidiaries is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s audited financial statements or other Company SEC Reports.

(g) Since January 1, 2023, there have not been any disagreements with the current or former independent accountants engaged as the principal accountants to audit the Company’s consolidated financial statements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if required to be disclosed in the Company SEC Reports pursuant to the published rules and regulations of the SEC applicable thereto, were not so disclosed in a timely manner.

4.8 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any Liabilities, except for (a) liabilities disclosed on the Company’s audited balance sheet as of December 31, 2025, including the footnotes thereto, including in the Company’s Annual Report on Form 10-K for the period ended December 31, 2025, (b) liabilities incurred in the ordinary course of business since December 31, 2025 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation), (c) performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder) and (d) liabilities arising out of or in connection with this Agreement and the Transactions.

4.9 Absence of Certain Changes. Since January 1, 2026, until the date of this Agreement, (a) the Company and its Subsidiaries, taken as a whole, have not suffered any Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice, other than the negotiation, execution, delivery and performance of this Agreement and (c) the Company and its Subsidiaries have not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance. Since January 1, 2026 until the date of this Agreement, none of the Company and its Subsidiaries have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 6.1(i), 6.1(ii), 6.1(iii), 6.1(iv), 6.1(v), 6.1(vi), 6.1(vii), 6.1(xx), 6.1(xxi), 6.1(xxii), 6.1(xxiii), 6.1(xxiv), 6.1(xxix), 6.1(xxx) and 6.1(xxxi).

4.10 Brokers; Certain Expenses. Except for the advisors set forth on Section 4.10 of the Company Disclosure Letter (the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors or employees. The Company has made available to Parent a true and complete copy of all Contracts between the Company and the Company Financial Advisors pursuant to which the Company Financial Advisors are entitled to any payment(s) from the Company relating to the Transactions.

4.11 Employee Benefit Matters/Employees.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material Plan other than any employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability (or such other period provided by applicable Law) and does not provide any retention, change in control or severance payments or benefits. For purposes of this Agreement, “Plan” shall mean, collectively, each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, pension, retirement, postretirement or retiree welfare arrangement, profit sharing, deferred compensation, employee loan, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, tax gross ups, bonus or other compensatory incentive plans, programs, policies or Contracts and (iii) medical, vision, employee assistance, dental or other health and welfare plans, life insurance plans, or fringe benefit plans, in each case, sponsored, maintained or contributed to by the Company or any of its Affiliates or under which the Company or any of its Subsidiaries or ERISA Affiliates has or may have any obligation or Liability, excluding any plan or program that is sponsored solely by a Governmental Authority to which the Company or any of its Subsidiaries or ERISA Affiliates contributes pursuant to applicable Law (collectively, the “Plans”). With respect to each material Plan, other than any employment offer letter or individual independent contractor or consulting agreement that is terminable upon no more than thirty (30) days’ notice without further Liability (or such other period provided by applicable Law) and does not provide any retention, change in control or severance payments or benefits, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) the written Plan document, if applicable, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (E) the last three (3) years of non-discrimination testing results; and (F) all non-routine correspondence to and from any Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and no event or omission has occurred that would cause any Plan to lose such qualification or require corrective action to maintain such qualification, (ii) each Plan and any related trust complies and has been maintained and administered in compliance with ERISA, the Code and other applicable Laws and (iii) as of the date hereof, other than routine claims for benefits, there are no Legal Proceedings, governmental audits or investigations that are pending against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) Neither the Company nor any of its Affiliate has, within the past six (6) years, maintained or contributed to, or has been obligated to maintain or contribute to, (i) a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) No Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums or other post-employment welfare benefits for a terminated employee or the employee’s beneficiaries following such employee’s termination.

(e) Each Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects with Section 409A of the Code.

(f) Except as set forth in Section 4.11(f) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the Transactions would reasonably be expected to (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, director or individual consultant or independent contractor of the Company or any Subsidiary of the Company to any payment of compensation; (ii) materially increase the amount of compensation or benefits due to any such current or former employee, director or individual consultant or independent contractor; (iii) accelerate the vesting, funding or time of payment of any material compensation, equity award or other material benefit to any such employee, director or individual consultant or independent contractor; or (iv) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code) that could reasonably be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(g) No Plan provides for any tax “gross-up” or similar “make-whole” payments, reimbursement or other indemnification for any Tax or related interest or penalties.

(h) No later than five (5) business days following the date of this Agreement, the Company will provide Parent with a list of all current officers, directors, employees, independent contractors, consultants, and advisors of the Company, as of the date of this Agreement, that correctly reflects, as applicable: (i) name or, where required by applicable law, employee ID; (ii) status as an officer, director, employee, independent contractor, consultant, or advisor; (iii) job title or brief description of services rendered to the Company; (iv) work location (city and state); (v) hourly wage, base salary, contract rate, or other terms of compensation; (vi) target and actual incentive compensation for the current and prior calendar years, including bonus and commissions; (vii) exempt or non-exempt status under the Fair Labor Standards Act (“FLSA”) and any other similar state laws; (viii) active or inactive status (and as applicable, anticipated return date); (ix) full-time, part-time, or temporary status; (x) visa status (as applicable); (xi) date of hire; (xii) accrued vacation time and/or paid time off, as applicable; and (xiii) employing or contracting entity.

(i) No officer, director, or, to the Company’s Knowledge, any employee, independent contractor, consultant, or advisor of the Company or its Subsidiaries is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duty or practice to the Company or its Affiliates or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, information, or discovery developed while acting in any capacity for or on behalf of the Company or its Affiliates.

(j) All employees of the Company and its Subsidiaries located in the United States are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts required under applicable Law. The employment of all employees of the Company and its Subsidiaries located outside of the United States can be terminated upon no more than the minimum notice or payment of severance or other compensation or consideration owed to such individual under applicable Law. The Company’s and its Subsidiaries’ relationships with all individuals who act as independent contractors, advisors, or other individual service providers to the Company and its Subsidiaries, as applicable, can be terminated without Liability on less than thirty (30) days’ notice. To the Company’s Knowledge, no officer or group of employees, independent contractors, consultants, or advisors intends to terminate their employment or service with the Company or any of its Subsidiaries within the twelve (12) month period following the Closing Date.

(k) There are no, and since January 1, 2023, have been no, actions, suits, claims, charges, complaints, grievances, arbitrations, investigations, unfair labor practice charges, or other Legal Proceedings against the Company or its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority, arbitrator, or otherwise in connection with the employment or engagement of any current or former employee, applicant, independent contractor, consultant, advisor, or other individual service provider of the Company or its Subsidiaries.

(l) Neither the Company nor its Subsidiaries is, and has never been, a party to any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”), and there are no labor unions, labor organizations, works council, employee representatives or group of employees representing any employee of the Company or its Subsidiaries and, to the Company’s Knowledge, there is no pending or threatened union organizing campaign being conducted against the Company or its Subsidiaries. There is no pending, nor has there ever been any, unfair labor practice charge, labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or its Subsidiaries.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with all applicable Laws relating to labor, employment, and employment practices, including Laws relating to discrimination, retaliation, harassment, hours of work and the payment of wages or overtime wages, termination of employment, leave of absence rights, immigration, labor relations, restrictive covenants, pay transparency, classification of workers as employees or independent contractors, classification of employees as exempt or non-exempt, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws, collectively, the “WARN Act”), disability rights or benefits, workers’ compensation, unemployment compensation and insurance, whistle-blowing, and working conditions or employee safety or health. The Company has not implemented any “plant closing,” “mass layoff” or other employment action that would reasonably be expected to require notification under the WARN Act, no such “plant closing,” “mass layoff” or other employment action will be implemented before the Closing Date.

(n) Neither the Company nor any Subsidiary of the Company has entered into any settlement agreement related to or resolving claims of discrimination, retaliation, sexual harassment, harassment, or similar misconduct by any Company or Subsidiary officer, director, employee, independent contractor, or other representative.

(o) Since January 1, 2023, there have been no Legal Proceedings or other allegations or claims or, to the Company’s Knowledge, threatened Legal Proceedings, allegations, or claims, of discrimination, retaliation, sexual harassment, harassment, or similar misconduct that have been made against the Company or its Subsidiaries or a Company officer, director, employee, independent contractor, or other representative regarding actions or omissions of such Person during the course of their employment or engagement with the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company has entered into any settlement agreement related to allegations of discrimination, retaliation, sexual harassment, harassment, or similar misconduct by any Company or Subsidiary officer, director, employee, independent contractor, or other representative.

4.12 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is subject to any outstanding material Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened seeking to impose any legal restraint on or prohibition against the Transactions or that, if resolved adversely, would have the effect of preventing or materially delaying or making illegal, the Transactions.

4.13 Tax Matters.

(a) (i) The Company and its Subsidiaries have timely filed all income and other material Tax Returns required by applicable Tax Law to be filed by or with respect to the Company or any of its Subsidiaries with any Taxing Authority (taking into account any extensions of time within which to file such Tax Returns that are automatically granted for a period not exceeding seven months from the original due date for the filing of such Tax Return) and (ii) all such Tax Returns are complete and accurate in all material respects. The Company and its Subsidiaries have timely paid all material Taxes required by applicable Tax Law to be paid by or with respect to them (whether or not shown on any Tax Returns). There are no Liens in respect of Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(b) (i) There are no pending audits, examinations, assessments or other proceedings in respect of material Taxes of the Company or any of its Subsidiaries by any Taxing Authority, and (ii) the Company and its Subsidiaries have not received written notice of any audits or proceedings from any Taxing Authority that any such audit or proceeding is contemplated or pending. The Company and its Subsidiaries have not extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of its Subsidiaries, other than pursuant to extensions automatically granted for a period not exceeding seven (7) months from the original due date for the filing of such Tax Return. The Company and its Subsidiaries are not a party to, bound by or subject to any (i) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), which agreement will be binding on the Company or its Subsidiaries after the Closing Date or (ii) private letter ruling of the Internal Revenue Service or comparable ruling of any Taxing Authority.

(c) The Company and its Subsidiaries have collected or withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and have complied in all material respects with the information reporting and related document maintenance requirements under applicable Laws.

(d) The Company and its Subsidiaries have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Sections 355 or 361 of the Code within the past two (2) years prior to the date of this Agreement.

(e) Neither the Company nor any of its Subsidiaries is party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business that is not primarily related to Taxes). Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) nor has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. applicable Tax Laws), as a transferee or successor, by Contract (other than any contract entered into in the ordinary course of business that is not primarily related to Taxes), or otherwise by operation of any applicable Law. Neither the Company nor any of its Subsidiaries is a member of an entity or arrangement classified as a partnership for U.S. federal income Tax purposes.

(f) The Company and its Subsidiaries have not been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision under state, local or non-U.S. Law. To the Company’s Knowledge, the Company and its Subsidiaries have not had a permanent establishment in any country outside such entity’s country of formation.

(g) No claim has been made in writing by any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns of a particular type that the Company or such Subsidiary is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction.

(h) The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) The Company and its Subsidiaries have complied in all material respects with all unclaimed property, escheat and similar Laws and have duly and properly turned over, to the extent require by such Laws, all material properties, credits or other assets to the appropriate Governmental Authorities.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) incurred prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue realized prior to the Closing outside the ordinary course of business; or (v) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

4.14 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, and since January 1, 2023, has been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries has all Permits required to own, lease or operate their properties and assets and to conduct its businesses and operations as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has since January 1, 2023, received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company and each of its Subsidiaries is in compliance with the terms of such Permits, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of (with or without notice or lapse of time or both) any such Permit.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved;

(c) neither the Company nor any of its Subsidiaries has as of the date of this Agreement received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws; and

(d) since January 1, 2023, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated, occupied or leased by the Company or any of its Subsidiaries that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions or domain name registrar, the date of filing and/or issuance, and the application or registration numbers. Except as otherwise indicated in Section 4.16(a) of the Company Disclosure Letter, the Company is the exclusive owner of all Company Owned Intellectual Property Rights and is the exclusive licensee of all Company Licensed Intellectual Property Rights, free and clear of any Liens, other than Permitted Liens. None of the Company Registered Intellectual Property Rights has lapsed or been abandoned, cancelled or expired, except for patents, registrations or applications abandoned or allowed to lapse in the ordinary course of business. To the Knowledge of the Company, each individual associated with the filing and prosecution of patents and applications within the Company Registered Intellectual Property Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the U.S. Patent and Trademark Office, in those jurisdictions where such duties exist. The Company has taken commercially reasonable steps to maintain all Company Registered Intellectual Property Rights, and all registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered Intellectual Property Rights have been timely paid by or on behalf of the Company. Except as set forth in Section 4.16(a) of the Company Disclosure Letter, to the Knowledge of the Company, no Intellectual Property Rights of any third party are necessary for the development, manufacture, commercialization or other exploitation of any Company Products.

(b) To the Knowledge of the Company, the Company owns, or holds valid licenses in, all Intellectual Property Rights that are necessary for the conduct of its business as currently conducted or proposed to be conducted.

(c) Section 4.16(c) of the Company Disclosure Letter contains a list of all Contracts pursuant to which any Intellectual Property Right is exclusively licensed by a third party to the Company, other than Incidental Contracts (the “In-Licenses”).

(d) Section 4.16(d) of the Company Disclosure Letter contains a list of all Contracts pursuant to which any Company Intellectual Property Rights material to the business of the Company is exclusively licensed by the Company to a third party, other than Incidental Contracts (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(e) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any material Company Owned Intellectual Property Rights has executed a valid written agreement containing a present assignment to the Company or its applicable Subsidiary of such employee’s or contractor’s rights to such Company Owned Intellectual Property Rights.

(f) All Company Registered Intellectual Property Rights that have been issued or that have completed registration are subsisting, and to the Knowledge of the Company, valid and enforceable. Since January 1, 2023, the Company has not received written notice from any third party challenging the validity, registrability, enforceability or ownership of any Company Registered Intellectual Property Rights, nor is the Company currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining any Company Registered Intellectual Property Rights and, to the Knowledge of the Company, no third party has asserted or threatened any such challenge or action. No Company Registered Intellectual Property Rights are subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment that adversely restricts the ownership, use, validity or enforceability of any such Company Registered Intellectual Property Rights.

(g) To the Knowledge of the Company, the Company Products and the conduct of the Company’s business as is currently conducted and proposed to be conducted, have not and will not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party. The Company has not received any written notice from any third party, and, to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of the Company as is currently conducted, or the Company Products, infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party.

(h) To the Knowledge of the Company, no third party is currently infringing or misappropriating or has infringed or misappropriated any Company Intellectual Property Rights. Since January 1, 2023, the Company has not been, and is not currently, a party to any proceeding (i) challenging the validity, registrability, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

(i) To the Knowledge of the Company, the consummation of the Transactions will not result in (i) the grant, assignment or transfer of any right or license to any Company Intellectual Property Rights to any third party, or (ii) the alteration, encumbrance, or impairment of the Company’s ownership of or right to use, sell or license or enforce any material Company Intellectual Property Rights.

(j) Except as set forth in Section 4.16(j) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any Company Intellectual Property Rights.

(k) The Company and its Subsidiaries have taken all reasonable and appropriate steps to maintain the confidentiality of, and to protect against unauthorized disclosure or other compromise of, any and all trade secrets and other confidential information included in Company Intellectual Property Rights. Without limiting the foregoing, each current and former employee and consultant who has, or has had, access to any such Company Intellectual Property Rights has executed a written confidentiality agreement that requires such employee or consultant to maintain the confidentiality of such Company Intellectual Property Rights, and to the Knowledge of the Company, no such employee or consultant has breached any such agreement and there has been no violation, infringement or unauthorized access or disclosure of the foregoing.

4.17 Data Privacy and Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has, at all times since January 1, 2023, implemented, documented, maintained and complied with reasonable and appropriate administrative, organizational, physical and technical safeguards to (i) protect the integrity, security and confidentiality of all Sensitive Data and IT Systems, and (ii) identify, prevent and mitigate Security Incidents, vulnerabilities, and risks to the security of the IT Systems and Sensitive Data. Since January 1, 2023, there have been no disruptions to the conduct of its business or failures of the IT Systems except for any such disruptions or failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no Person Processing Sensitive Data for or on behalf of the Company (in the case of each such Person, solely with respect to such Sensitive Data), has experienced a Security Incident. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the IT Systems are in good working condition, configured in accordance with applicable Data Protection Requirements, free from malicious code and security vulnerabilities, and are reasonably sufficient for the operation of the business of the Company as currently conducted. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any claim or notice from any Person, Governmental Authority, or other third party that a Security Incident may have occurred or is being investigated, except for any Security Incidents that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries have identified and are not otherwise aware of any security vulnerabilities classified as “critical” or “high” (or of similarly significant risk) affecting the IT Systems that have not been or are not being remediated in a commercially reasonable manner. The Company and each of its Subsidiaries has implemented, maintained and periodically tested reasonable and appropriate business continuity and disaster recovery measures relating to the IT Systems and Sensitive Data with no results of such tests indicating any material deficiencies except for those that have been or are being remediated in a commercially reasonable manner.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and each of its Subsidiaries has posted, provided, or made available, Privacy Policies on the Company and each of its Subsidiaries’ respective websites, mobile applications, and where otherwise required under, and in a manner that complies in all material respects with, applicable Data Protection Requirements. No disclosure made or contained in any Privacy Policy is, or has been, inaccurate, incomplete, misleading, or deceptive in any way (including by omission), or has violated Data Protection Requirements, in each case, except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries is, and since January 1, 2023 has been, in compliance with all applicable Data Protection Requirements, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its

Subsidiaries have all necessary rights, consents, permissions and authority to permit the Processing of Personal Information (i) by or for the Company and its Subsidiaries, as applicable, as currently conducted and as reasonably anticipated to be conducted after the Closing Date; and (ii) by or for the Parent and Purchaser after the Closing Date in substantially the same manner as the Company or its Subsidiaries, as applicable, Processed such Personal Information immediately prior to the Closing Date. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery, or performance by the Company of this Agreement will not violate any applicable Data Protection Requirements.

(d) Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and its Subsidiaries have contractually obligated all third parties that, for or on behalf of the Company or its Subsidiaries, as applicable, Process or have access to Sensitive Data or IT Systems, to (i) comply with applicable Data Protection Laws; (ii) Process Sensitive Data only in accordance with the instructions of the Company or its Subsidiaries (as applicable); and (iii) implement and maintain reasonable and appropriate measures to protect and secure Sensitive Data; and, to the Company’s Knowledge, no such third parties have failed to comply with such obligations.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is not, and has not been, any Legal Proceedings, allegations, or any notice of, or audit request received in writing by the Company or its Subsidiaries relating to the Company or any of its Subsidiaries’ privacy or data security practices, their Processing of Sensitive Data, the security of the IT Systems, or any Security Incident. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written communication from any Person, Governmental Authority or other third party that alleges that the Company or its Subsidiaries is not in compliance with any Data Protection Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Since April 8, 2025, neither the Company nor its Subsidiaries (i) has collected or maintained “bulk U.S. sensitive personal data” or “government-related data”; (ii) constitutes a “covered person”; or (iii) allowed for “access” to any “bulk U.S. sensitive personal data” or “government-related data” (in each case, (i) through (iii) as defined under the final rule promulgated by the U.S. Department of Justice titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. § 202 (together, the “U.S. Data Security Program”)). Neither the Company nor any of its Subsidiaries is a covered entity or a business associate, as defined under HIPAA.

4.18 Properties.

(a) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 30,000 rentable square feet (including all modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iii) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens and (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property and leased real property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have a Company Material Adverse Effect.

4.19 Material Contracts

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent (or Parent’s outside counsel) true, correct and complete copies of, each Contract (together with all amendments thereto and waivers thereunder) (other than Plans), which is not an Incidental Contract and is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, or is reasonably likely to involve aggregate payments by the Company or any of its Subsidiaries or aggregate payments payable to the Company or any of its Subsidiaries under such Contract of more than $1,000,000 during the twelve (12)- month period ending on December 31, 2026 (including by means of royalty payments), other than Contracts made in the ordinary course of business and leases, subleases or licenses of real property;

(iii) contains (A) covenants that limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area or (B) any “most favored nations” terms and conditions (including with respect to pricing) granted by any of the Company or any of its Subsidiaries or exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iv) grants any right of first refusal, right of first offer, right of first negotiation, option or similar right with respect to any equity interests or material assets or business of the Company;

(v) provides for or governs the formation, creation, operation, management or control of any partnership, collaboration or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) is an IP Contract or a Contract that provides for the joint development of products or technology with a third party;

(vii) is a coexistence agreement, settlement agreement, a covenant not to sue or a similar agreement, in each case under which the Company is restricted in its right to use, enforce or register any material Company Intellectual Property Rights;

(viii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest or asset of another Person that has continuing contingent consideration payment obligations by the Company or any of its Subsidiaries;

(ix) constitutes an agreement with any Federal Health Care Program or third-party payor;

(x) constitutes any federal or state drug rebate or discount agreements;

(xi) constitutes a research, manufacturing, supply, distribution, development, commercialization or marketing agreement that provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $1,000,000 during the twelve (12)- month period ending on December 31, 2026;

(xii) with a sole source supplier material to the conduct of the business of the Company as currently conducted and in which a reasonable alternative supplier is not available;

(xiii) relates to Indebtedness having an outstanding principal amount in excess of $1,000,000;

(xiv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(xv) that is a Labor Agreement;

(xvi) provides for the employment or engagement of (A) any director or officer of the Company or (B) any employee, individual independent contractor, consultant, or advisor of the Company or any Subsidiary of the Company, in each case that is not immediately terminable by the Company or Subsidiary, as applicable, at-will without notice, severance, cost, or other material Liability;

(xvii) provides for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit that may or will become due as a result of the transactions contemplated by this Agreement (either alone or upon occurrence of any additional or subsequent events);

(xviii) constitutes an agreement with a third-party professional employer organization, employer of record, staffing agency, or similar organization;

(xix) is with any Affiliate of the Company or any of its Subsidiaries, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or any of their Affiliates (other than the Company) or immediate family members (other than offer letters for employment that can be terminated at will, without severance obligations);

(xx) involves any academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing) other than an Incidental Contract;

(xxi) that is a Real Property Lease; or

(xxii) (A) involves the settlement of any pending or threatened claim, action or proceeding, (B) is a separation agreement with any employee, independent contractor, consultant, advisor, or other Person under which the Company has any current actual or potential Liability, or (C) is a settlement agreement, corporate integrity agreement, voluntary resolution agreements, Corrective and Preventive Actions, consent decree, or other similar agreement with any Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract, (iii) there is no default or breach under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and (iv) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a default or breach under such Material Contract, (v) neither the Company nor any of its Subsidiaries has received any written notice from any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder and (vi) there are no unresolved disputes between the Company or any of its Subsidiaries and another Person with respect to any Material Contract.

4.20 Regulatory Compliance.

(a) (i) The Company and its Subsidiaries are, and since January 1, 2018, have been, in material compliance with all Laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company and its Subsidiaries is bound or affected, including all applicable Health Care Laws, and (ii) since January 1, 2018, the Company and its Subsidiaries have not received any written notification of any pending or threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company under any Health Care Laws. The Company and each of its Subsidiaries, are not party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority and, to the Company’s Knowledge, no such action is currently contemplated, proposed or pending.

(b) The Company and its Subsidiaries hold such Permits required by the FDA or any other Governmental Authority under applicable Health Care Laws for the conduct of their respective businesses as currently conducted (collectively, the “Regulatory Permits”) and all such Regulatory Permits are in full force and effect. All such Regulatory Permits are validly registered and on file with applicable Governmental Authorities and in material compliance with all formal filing and maintenance requirements. The Company and its Subsidiaries have filed, maintained or furnished to the FDA or other applicable Governmental Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports), and all such submissions were complete and accurate and in compliance in all material respects with applicable Laws when filed (or were corrected or completed in a subsequent filing).

(c) The development, testing, manufacture, storage, packaging, labeling, import, export, distribution, advertising, sale and promotion of the Company Products, to the extent such activities are currently being conducted, whether by or on behalf of the Company or its Subsidiaries, are being conducted, and at all times since January 1, 2018, have been conducted, in compliance in all material respects with the terms of all Regulatory Permits and all applicable Health Care Laws. Since January 1, 2018, (i) all reports, documents, claims, supplements, and notices required to be filed, maintained, or furnished to any Governmental Authority by the Company and its Subsidiaries pursuant to any applicable Health Care Laws or Regulatory Permits have been so filed, maintained or furnished, and (ii) all such reports, documents, claims, supplements and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) The clinical and nonclinical studies conducted or sponsored by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws, regulations and Regulatory Permits. The Company has not received any written notice from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries with respect to any Company Product. The Company has not received any written notice or correspondence from the FDA or any other Governmental Authority, or any third party or clinical trial participant, alleging any violation of, or failure to comply with, any provision of, any Law or regulations applicable to the Company, their assets or properties.

(e) Neither the Company nor its Subsidiaries nor any officer, director, employee or, to the Knowledge of the Company, contractor or agent of the Company or such Subsidiaries has been convicted of any crime that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or (B) debarment, suspension, or exclusion under any Federal Health Care Programs or by the General Services Administration. Neither the Company nor its Subsidiaries, nor any of their respective officers, directors employees, or, to the Knowledge of the Company, contractors or agents is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Neither the Company nor its Subsidiaries, nor any of their respective officers, directors, employees, or, to the Knowledge of the Company, contractors or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy with respect to the Company or any Company Product. Neither the Company nor its Subsidiaries, nor any of their respective officers, directors, employees, or, to the Knowledge of the Company, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Governmental Authority.

(f) The Company and each of its Subsidiaries maintain a compliance program that is commercially reasonably designed to meet the requirements of applicable Health Care Laws and U.S. Department of Health and Human Services Office of Inspector General Compliance Program Guidance in all material respects and that includes applicable policies, procedures and training (including on billing, interactions with healthcare providers, interactions with patients, including operation of patient assistance programs, third-party payor requirements) for all applicable employees and workforce members, provided at the time of hire and at least annually thereafter. The Company and each of its Subsidiaries operate in compliance with such compliance program in all material respects.

(g) The Company and each of its Subsidiaries (i) operate in material compliance with all applicable third-party payor credentialing, billing and reimbursement policies and procedures; and (ii) are not currently subject to any ongoing third-party payor dispute or audit.

(h) The Company has not received any Form FDA-483, notice of adverse findings, warning letters, written notice of violations, untitled letters, notice of FDA action for import detentions or refusals, or any other written correspondence from the FDA or other Governmental Authority alleging (i) material noncompliance with any Health Care Laws, or (ii) threatening or announcing the revocation or suspension of any Regulatory Permits.

(i) All manufacturing operations conducted with respect to any Company Product have been conducted in all material respects in accordance with the FDCA, applicable Laws, and Good Manufacturing Practices.

4.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance); (b) Section 4.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries; (c) with respect to each such material insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in material breach or material default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification of, any such policy and (iii) neither the Company nor any Subsidiary of the Company has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with renewals or replacements of any such insurance policies or Contracts in the ordinary course of business) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (d) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (e) as of the date hereof, there are no material claims pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.22 Anti-Corruption and Trade Controls.

(a) None of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, employees, or, to the Knowledge of the Company, agents or other Representatives): (x) is currently, or has been since April 24, 2019: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any direct or indirect dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Export-Import Laws or (iv) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service and OFAC (collectively, “Trade Control Laws”); or (y) since January 1, 2021 has on behalf of or in connection with the Company, made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(b) Since January 1, 2023, none of the Company nor its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority any written notice, inquiry, or any internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, been subject to an enforcement act, or conducted any internal investigation or audit concerning any actual or potential violation of Trade Control Laws or Anti-Corruption Laws.

(c) The Company maintains policies and procedures reasonably designed to ensure compliance with applicable Trade Control Laws. The Company maintains adequate internal accounting controls to ensure compliance with applicable Anti-Corruption Laws.

4.23 Related Party Transactions. No current director, officer or controlled Affiliate of the Company (a) has outstanding any Indebtedness to the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, transaction, agreement, arrangement or understanding with the Company (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.24 Opinion of Financial Advisor of the Company.

(a) The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from Centerview Partners LLC to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the consideration to be paid to the holders of Company Shares (other than (i) Cancelled Shares, (ii) any Dissenting Company Shares or (iii) any Company Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the execution and delivery of this Agreement, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

(b) The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from Guggenheim Securities, LLC to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, including the assumptions, limitations, qualifications and other conditions as set forth therein and is necessarily based on economic, business, capital markets and other conditions, and the information made available, the consideration to be paid to the holders of Company Shares (other than (i) Cancelled Shares, (ii) any Dissenting Company Shares or (iii) any Company Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the execution and delivery of this Agreement, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

4.25 State Takeover Statutes Inapplicable. Assuming the accuracy of the representation set forth in Section 5.6, on or prior to the date of this Agreement, the Company Board has taken all action necessary so that no Takeover Law or any anti-takeover provision in the certificate of incorporation or bylaws (or similar organizational documents) of the Company (including any restrictions on business combinations contained therein) is applicable to the Company, the Company Shares or any other equity interests in the Company, this Agreement, or the Transactions.

4.26 Customers and Suppliers. Section 4.26 of the Company Disclosure Letter sets forth a true and complete list of the Top Customers and Top Suppliers. For purposes of this Section 4.26, “Top Customer” means the top ten (10) customers of the Company and its Subsidiaries since January 1, 2025 and “Top Supplier” means the suppliers of the Company and its Subsidiaries involving payments in excess of $250,000 in the aggregate since January 1, 2025 (excluding lessors, sublessors or licensors of real property). No Top Customer or Top Supplier of the Company and its Subsidiaries has since January 1, 2025 until the date of this Agreement: (i) cancelled or otherwise terminated, or made any threat in writing to the Company or any of its Subsidiaries to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or (ii) at any time on or after January 1, 2025 until the date of this Agreement, decreased materially, or made any threat in writing to the Company or any of its Subsidiaries to decrease materially, its services or supplies to the Company or any of its Subsidiaries in the case of any such supplier, or its usage of the services of the Company and its Subsidiaries in the case of any such customer.

4.27 Information Supplied. Each document required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other Transactions (collectively, the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Company Disclosure Documents will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it is first distributed or otherwise disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied by or on behalf of Parent in writing specifically for inclusion or incorporation by reference therein.

4.28 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article IV, except in the event of fraud, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, condition (financial or otherwise) or results of operations or with respect to any other information provided to Parent or its Affiliates in connection with the Transactions, and Parent and its Subsidiaries expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Article IV, except in the event of fraud. The Company acknowledges and agrees that none of Company nor any of its Representatives nor other Person on behalf of the Company is relying or has relied on (and the Company expressly disclaims reliance on) any representation or warranty of any of the Parent, Purchaser or any other Person except for the representations and warranties of the Parent or Purchaser expressly set forth in of this Agreement, and that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any other Person are not and shall not be deemed to be or include representations or warranties of the Parent or Purchaser (and have not been relied upon by the Company or any other Person) except (and only to the extent that) an express representation or warranty is made by the Parent or Purchaser with respect to such materials or information in an express representation or warranty of the Parent or Purchaser set forth in Article V.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Purchaser is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and conduct its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be in good standing or so qualified or to have such power or authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.2 Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and all other agreements and documents contemplated hereby and thereby to which it is a party, to perform its covenants and obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions, have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery by Parent or Purchaser of this Agreement, the performance by Parent or Purchaser of its covenants and obligations hereunder, or the consummation of, and to consummate, the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

5.3 Information Supplied. None of the documents required to be filed by Parent or Purchaser with the SEC in connection with the Offer, the Merger or any of the other Transactions after the date of this Agreement will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it is first distributed or otherwise disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied by or on behalf of the Company or any of its Representatives in writing specifically for inclusion or incorporation by reference therein.

5.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent or Purchaser and the consummation of the Transactions do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective formation or governing documents of any such entity, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and state securities Laws or “blue sky” Laws, (ii) as may be required under the HSR Act and any Foreign Antitrust Laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or material obligation to which any such entity or any of their respective Subsidiaries is a party or by which any such entity or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to any such entity or any of its Subsidiaries or by which any of it or their respective assets are bound.

5.5 Litigation. As of the date hereof, there are no claims, Legal Proceedings, orders, judgments or decrees, or governmental or administrative investigations, reviews or actions pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seek to, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

5.6 Interested Stockholder. Neither Parent nor any of its Affiliates (including Purchaser), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent nor Purchaser nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

5.7 Funds.

(a) As of the Offer Acceptance Time, Parent will have cash resources in immediately available funds in an amount sufficient to consummate the Transactions, including to pay the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration at the Closing, to make payments pursuant to Section 3.6 and to pay all related fees and expenses.

(b) Immediately after giving effect to the Transactions, Parent and its Subsidiaries, on a consolidated basis, will be Solvent. For purposes of this Section 5.7, the term “Solvent” with respect to Parent means that, as of any date of determination: (a) the amount of the fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount of all Liabilities of Parent and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date; (b) the amount of the fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable Liabilities of Parent and its Subsidiaries, taken as a whole (including contingent liabilities), as such debts and other Liabilities become absolute and matured; (c) Parent will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (d) Parent will be able to pay its Liabilities, including contingent and other liabilities, as they mature.

5.8 No Other Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Since the date of its formation, Purchaser has not engaged in any activities that are not in connection with this Agreement and the Transactions and has no liabilities other than those contemplated by this Agreement.

5.9 Brokers. None of the Company or any of its Subsidiaries will be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent or Purchaser.

5.10 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement and the Tender Agreements, none of Parent, Purchaser nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Transactions or (ii) the Surviving Company, any of its Subsidiaries or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration in respect of such holder’s Company Shares, or (ii) such stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, equity investment to Parent, Purchaser or the Company to finance any portion of the Transactions.

5.11 Data Security Program. Each of Parent and Purchaser is not a “covered person” as defined by the U.S. Data Security Program.

5.12 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Purchaser contained in this Article V, neither Parent nor Purchaser nor any Representative or other Person on behalf of any such entity makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, condition (financial or otherwise) or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and the Company expressly disclaims reliance on any representation or warranty of the Parent, Purchaser or any other Person other than the representations and warranties expressly contained in this Article V. Parent and Purchaser each acknowledges and agrees that none of Parent or Purchaser is relying or has relied on (and each of Parent and Purchaser expressly disclaims reliance on) any representation or warranty of the Company or any other Person, except for the representations and warranties of the Company expressly set forth in Article IV of this Agreement, and that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Purchaser or any other Person are not and shall not be deemed to be or include representations or warranties of the Company (and have not been relied upon by Parent, Purchaser or any other Person) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Article IV.

ARTICLE VI COVENANTS

6.1 Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary course of business consistent with past practice, and the Company will and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and key employees and maintain and preserve the current relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries (including customers, licensors, licensees, suppliers, distributors or other material business relations in each case as such party has a significant business relationship with the Company), and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise) (or similar organizational or governing documents);

(ii) issue, sell, deliver, grant, pledge, transfer, encumber or agree or commit to issue, sell, deliver, grant, pledge, transfer or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any capital stock, voting securities or other equity or ownership interests in any Subsidiary of the Company (excluding any encumbrances that constitute Permitted Liens), other than Company Shares issuable (A) with respect to the exercise, vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted in compliance with this Agreement or (B) upon the exercise or settlement of Company Warrants;

(iii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise and/or settlement of any Company Stock Award and permitted by the applicable award agreement, or (B) the acquisition by the Company of Company Stock Awards in connection with the forfeiture of such Company Stock Awards and permitted by the applicable award agreement;

(iv) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or declare, set aside, make, accrue or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock or any other equity interests in the Company or any of its Subsidiaries, other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regards to its capital stock or other equity interests;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the Transactions;

(vi) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than capital expenditures in accordance with subclause (xvi) below and any acquisition of assets, in the ordinary course of business), (B) sell, lease, transfer or otherwise dispose of any material assets of the Company or any of its Subsidiaries with a fair market value in excess of $500,000, except (1) pursuant to Contracts or commitments existing as of the date of this Agreement, (2) sales of products or services in the ordinary course of business, (3) Incidental Contracts, (4) non-exclusive licenses entered into in the ordinary course of business, (5) dispositions of marketable securities in the ordinary course of business, and (6) dispositions or abandonments of immaterial tangible assets in the ordinary course of business, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vii) create or form any Subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money (including by borrowing any additional amounts under the Credit Agreement), or amend the Credit Agreement (except as would not be materially adverse to the interests of Parent and Purchaser);

(ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(x) make any loans, advances (other than for ordinary course business expenses) or capital contributions to, or investments in, any other Person (other than with respect to wholly owned Subsidiaries) in excess of $250,000, except for advancement of expenses pursuant to (x) any indemnification agreement or (y) the Company Charter or bylaws of the Company;

(xi) forgive any loans to any employees, independent contractors, consultants, officers or directors of the Company, or any of the Company’s Affiliates;

(xii) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(xiii) (A) make (other than in the ordinary course of business), revoke or change any material Tax election, (B) amend any material Tax Return, (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any Subsidiary of the Company for an amount materially in excess of amounts reserved, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of U.S. state, local or non-U.S. Law) relating to a material amount of Taxes, (E) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, (F) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes or (G) adopt or change any material Tax accounting method or period;

(xiv) (A) grant, promise to grant, or pay any change in control, retention, severance, termination pay, incentive compensation, or similar payments, including any gross-up payments, to (or amend any existing arrangement with) any of their respective current or former directors, officers, employees, independent contractors, consultants, or other service providers, except as required by applicable Law; (B) enter into any employment agreement, independent contractor agreement, consulting agreement, or other similar agreement or arrangement (or any amendment to any such existing agreement or arrangement) with any of their respective current or former director, officers, employees or independent contractors or consultants; (C) adopt, enter into, materially amend or terminate any Plan (or any plan or agreement that would be a Plan if in effect on the date hereof); (D) increase, modify or amend the compensation, bonus opportunity, or other benefits payable to any of their current or former respective directors, officers, employees. individual consultants or independent contractors, or other service providers; (E) hire, engage, furlough, temporarily lay off, terminate the employment or engagement, change the title, office or position, or materially reduce the responsibilities of any employee, officer, director, other than terminations for cause; (F) fund or make any contribution to any Plan or trust not required to be funded; or (G) accelerate the payment, funding, vesting or settlement of any Company Stock Awards or any other instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(xv) enter into, amend or terminate any Labor Agreement;

(xvi) make or authorize any material capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for capital expenditures that do not to exceed $250,000 individually or $500,000 in the aggregate during any fiscal quarter;

(xvii) compromise, waive, settle, assign or release any Legal Proceeding or threatened Legal Proceeding, other than (A) as contemplated by Section 3.4(e) or Section 7.10, (B) any Legal Proceeding relating to a breach of this Agreement or (C) any Legal Proceeding that does not relate to any of the Transactions pursuant to a settlement that (i) results (a) in monetary obligations involving the payment of money damages by the Company or any of its Subsidiaries in an amount not greater than $250,000 individually or $500,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Company or its Subsidiaries), (b) does not involve the admission of wrongdoing by the Company or any of its Subsidiaries and does not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against the Company or any of its Subsidiaries or any products of the Company or any of its Subsidiaries and (c) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided that this Section 6.1(xvii) shall not permit the Company or any of its Subsidiaries to settle, release, waive or compromise the Specified Litigation or any other Legal Proceeding or claim that (x) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any Intellectual Property Rights or the splitting of any revenues in respect of any Company Product or (y) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company or any of its Subsidiaries (other than customary confidentiality and non-disclosure obligations);

(xviii) commence any Legal Proceeding except (i) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable asset of its business (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof) or (ii) in connection with a breach of this Agreement or any other agreements contemplated hereby or to otherwise enforce the terms of this Agreement or any other agreements contemplated hereby;

(xix) dispose of, sell, license, transfer, assign, encumber, pledge, abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any material Company Intellectual Property Rights, other than as required by applicable Law or pursuant to any Incidental Contract;

(xx) enter into a new line of business or abandon or discontinue any existing line of business;

(xxi) commence any clinical trial of which Parent has not been informed prior to the date of this Agreement and, unless mandated by any Governmental Authority, discontinue, terminate, suspend or materially modify any ongoing clinical trial;

(xxii) make any material submissions or filings to the FDA or other Governmental Authority related to any Company Product without, to the extent reasonably practicable and legally permissible, (A) providing Parent with a reasonable opportunity to review and comment on such submissions or filings and (B) considering in good faith any of Parent’s reasonable comments that are received in a timely fashion;

(xxiii) enter into a research or collaboration arrangement that contemplates payments by or to the Company or any of its Subsidiaries in excess of $500,000 in any twelve (12)-month period;

(xxiv) publicly disclose any clinical data relating to or resulting from the Company’s pending clinical trials or any analysis or work product created by or on behalf of the Company based in whole or in part on such clinical data;

(xxv) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the Company from engaging or competing in any line of business or geographic area;

(xxvi) fail to use reasonable best efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to material assets, operations and activities of the Company and its Subsidiaries as currently in effect or materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xxvii) adopt or implement any stockholder rights plan or similar arrangement;

(xxviii) except in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract except for any statement of work, purchase order or similar ancillary agreement or documentation issued under an existing Material Contract, in each case not in excess of $500,000 individually or (B) modify, amend or terminate (other than any expiration in accordance with its terms) any Material Contract (or any Contract that would, if entered into prior to the date hereof, be a Material Contract) or waive, release, exercise or assign any material rights, material remedies or material claims thereunder;

(xxix) exercise any options under any Contract relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any Company Product to which such Contract relates;

(xxx) grant any right to a third party to become a contract manufacturing organization for the Company or any of its Subsidiaries with respect to commercial supply of clinical materials or drug products (including key intermediates);

(xxxi) grant any material refunds, credits, rebates or allowances to customers outside the ordinary course of business;

(xxxii) amend, update, or otherwise modify, in any material respect, any Privacy Policies unless required by applicable Data Protection Requirements; or

(xxxiii) authorize, or agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

6.2 Alternative Proposals; Change in Recommendation.

(a) The Company agrees that it will not, and will cause its Subsidiaries and the members of the Company Board and its executive officers not to, and will use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to or in connection with or for the purpose of soliciting, knowingly encouraging or knowingly facilitating, any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (iii) adopt, approve, recommend, submit to stockholders or declare advisable any Alternative Proposal; (iv) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 6.2); (v) release or permit the release of any Person from, or waive or permit the waiver of any provision of, or fail to use its reasonable best efforts to enforce or cause to be enforced, any standstill or similar agreement to which the Company is a party, unless the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to do so is inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law; (vi) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational or other governing documents or grant a waiver under Section 203 of the DGCL, if applicable, or (vii) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of this Agreement with respect to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal and (ii) (A) within one (1) Business Day of the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished or made available to such persons in connection therewith (and the Company shall use its reasonable best efforts to have such information returned or destroyed) and (B) immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. The Company shall use its reasonable best efforts to enforce the terms of each confidentiality agreement with any such person. Notwithstanding anything to the contrary contained in this Section 6.2, if at any time following the date of this Agreement and prior to the Offer Acceptance Time, (x) the Company Board receives a bona fide written Alternative Proposal made after the date hereof, (y) the Company Board (or a committee thereof), after consultation with its independent financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and that failure to take actions described in clauses “(1)” or “(2)” of this Section 6.2(a) is inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law and (z) such Alternative Proposal was not solicited after the date of this Agreement in material violation of this Section 6.2(a), then the Company and its Representatives may (1) furnish information, including confidential information, with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal pursuant to a customary confidentiality agreement on terms that, taken as a whole, are not materially more favorable to such Person than the provisions of the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Alternative Proposal) and that does not prohibit the Company from providing any information to Parent in accordance with or otherwise complying with the Company’s obligations under this Agreement (an “Acceptable Confidentiality Agreement”); provided that an “Acceptable Confidentiality Agreement” shall not include any confidentiality agreement that grants any exclusive right to negotiate with such counterparty; and (2) participate in discussions or negotiations regarding such Alternative Proposal with the Person or group of Persons making such Alternative Proposal; provided, however, that the Company shall first notify Parent in advance that it intends to take the actions described in preceding clauses (1) or (2). The Company will not, and will cause its Subsidiaries and the members of the Company Board and its executive officers not to, and will use its reasonable best efforts to cause its other Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, an Acceptable Confidentiality Agreement. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into promptly (and in any event within twenty-four (24) hours) of the execution thereof. In addition, prior to or substantially concurrently with providing or making available to such Person any non-public information about the Company and its Subsidiaries that was not previously provided or made available to Parent, the Company will provide such non-public information to Parent.

(b) In addition to the obligations of the Company set forth in this Section 6.2, the Company will promptly (and in any event within forty-eight (48) hours after receipt) advise Parent in writing of any Alternative Proposal or any inquiries, requests, indication of interests, proposals or offers that could reasonably be expected to lead to an Alternative Proposal (including any request for non-public information related to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case in circumstances where it is reasonably apparent that such request could reasonably be expected to lead to the making of an Alternative Proposal). Such notification shall include the material terms and conditions of any such Alternative Proposal or such inquiry, proposal, offer or request, including the identity of the Person making any such Alternative Proposal or such inquiry, proposal, offer or request, and a copy of any written materials received from such Person or such Person’s Representatives or provided by the Company or its Representatives to such Person or such Person’s Representatives related thereto (as well as written summaries of any material oral communications relating to the terms and conditions of any Alternative Proposal). The Company will keep Parent reasonably informed of material developments, discussions or negotiations (including with respect to any amendments or proposed amendments to any material terms or conditions) with respect to any such Alternative Proposal and promptly (and in any event within twenty-four (24) hours after receipt) provide Parent a copy of any written materials received from such Person or such Person’s Representatives or provided by the Company or its Representatives to such Person or such Person’s Representatives related thereto (as well as written summaries of any material oral communications relating to the terms and conditions of any Alternative Proposal). The Company agrees that it will not provide information that could reasonably be expected to lead to the making of an Alternative Proposal to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 6.2 or would otherwise prohibit the Company from complying with its obligations under this Section 6.2.

(c) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.2(d) or as provided by this Agreement, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. Except as otherwise provided in this Section 6.2, the Company Board will not: (i) (A) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in any manner adverse to Parent the Company Board Recommendation, (B) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal, (C) make any public recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer, (D) fail to include the Company Board Recommendation in the Schedule 14D-9, (E) fail to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing, or, if earlier, two (2) Business Days prior to the Expiration Date or (F) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than by Parent and its Affiliates), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, the rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer, or, if earlier, two (2) Business Days prior to the Expiration Date of such tender offer or exchange offer (any action described in this Section 6.2(c)(i), being referred to as a “Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, in connection with, or that could reasonably be expected to lead to any Alternative Proposal or requiring, or that would reasonably expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise be reasonably likely to materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”). For the avoidance of doubt, a public statement that solely confirms the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Change in Recommendation.

(d) At any time prior to the Offer Acceptance Time, the Company Board may (x) in response to a bona fide written Alternative Proposal that has not been withdrawn and that was not solicited after the date of this Agreement in material violation of Section 6.2(a) or the occurrence of an Intervening Event, make a Change in Recommendation or (y) in response to a bona fide written Alternative Proposal that has not been withdrawn, terminate this Agreement under Section 9.1(i) and enter into an Alternative Acquisition Agreement with respect to such Alternative Proposal; provided that: (1) in the case of such a bona fide written Alternative Proposal, (A) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal; (B) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; (C) the Company shall have given Parent a written notice therefor (a “Change in Recommendation Notice”) at least four (4) Business Days prior to effecting a Change in Recommendation or terminating this Agreement pursuant to Section 9.1(i) of its intent to take such action and specifying the reason therefor; (D) prior to effecting such Change in Recommendation or terminating this Agreement pursuant to Section 9.1(i), the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal would cease to constitute a Superior Proposal; and (E) no earlier than the end of such four (4) Business Day period, the Company Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding, written, irrevocable offer during such four (4) Business Day period, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law (and that such Alternative Proposal continues to constitute a Superior Proposal); and (2) in the case of an Intervening Event, (A) the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law, (B) the Company has provided a Change in Recommendation Notice to Parent prior to effecting a Change in Recommendation of its intent to take such action and specifying the reason at least four (4) Business Days prior to making any such Change in Recommendation; and (C) (i) the Company shall have specified the Intervening Event in reasonable detail, (ii) the Company shall have given Parent the four (4) Business Days after the Change in Recommendation Notice to propose revisions to the terms of this Agreement or make other proposals so that such Intervening Event would no longer necessitate a Change in Recommendation, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (iii) after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding, written, irrevocable offer, if any, during such four (4) Business Day period, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Change in Recommendation in response to such Intervening Event is inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law. Following delivery of a Change in Recommendation Notice, (i) in the case of a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the material terms or conditions of such Alternative Proposal or (ii) in the case of an Intervening Event, in the event such Intervening Event changes in any material respect, the Company shall provide a new Change in Recommendation Notice to Parent, and any Change in Recommendation or termination of this

Agreement pursuant to Section 9.1(i) following delivery of such new Change in Recommendation Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence for a period of two (2) Business Days. Notwithstanding anything to the contrary in this Agreement, none of (A) the determination in itself by the Company Board (or a committee thereof) that an Alternative Proposal would reasonably be expected to lead to a Superior Proposal; (B) the delivery, in itself, by the Company of a Change in Recommendation Notice or any other deliverables contemplated by this Section 6.2; or (C) the public disclosure, in itself, of the items in clauses (A) and (B) will constitute a Change in Recommendation or violate this Section 6.2.

(e) Nothing contained in this Agreement will prevent the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A, in each case promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or from making any legally required disclosure to Company Stockholders (it being agreed that this sentence shall not be deemed to permit the Company Board to make a Change in Recommendation). Any “stop-look-and-listen” communication by the Company or the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company Stockholders) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation.

(f) The Company agrees that in the event that the Company or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 6.2, the Company shall be deemed to be in breach of this Section 6.2.

ARTICLE VII ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent and Purchaser, on the one hand, and the Company, on the other hand, will cooperate with each other and use (and will cause their respective Subsidiaries to use) their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and including, with respect to the Company, granting permission to Parent and Purchaser to include financial and other information relating to the Company and its Subsidiaries in customary marketing materials related to any financing related to the Transactions, subject to the Company’s prior review and approval of such inclusion (not to be unreasonably withheld, conditioned or delayed); (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Offer and the Merger; (iii) defend any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger and (iv) obtain all necessary consents, approvals or waivers from third parties. Nothing herein shall require Parent to (A) defend any lawsuit or other Legal Proceeding, whether judicial or administrative, brought by any Governmental Authority or third party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other transactions contemplated hereby or imposes any damages, terms or conditions in connection with the Merger or any of the other transactions contemplated hereby, in each case in respect of Antitrust Laws; or (B) contest any Order in respect of Antitrust Laws that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby; provided, that if Parent determines to defend any such Legal Proceeding or contest any such Order, then each of Parent and the Company shall use reasonable best efforts to do so. Parent shall have the sole right to (i) direct, devise and implement the strategy for obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law and (ii) control the defense and settlement of any Legal Proceeding brought by or before any Governmental Authority in respect of Antitrust Laws. Parent shall consult with the Company and consider in good faith the views and comments of the Company in connection with the foregoing. For purposes of this Agreement, “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or strengthening of a dominant position through merger or acquisition, and all Laws relating to foreign investment or national security matters.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen (15) Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Parent will pay any HSR Act filing fee. In the event that the Company or Parent receives a request for information or documentary material pursuant to the HSR Act (a “Second Request”), each shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (and shall cooperate with each other) to submit an appropriate response to such Second Request as promptly as reasonably practicable, and to make available their respective Representatives to, on reasonable request, any Governmental Authority in connection with (i) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Transactions contemplated hereby or (ii) any Governmental Authority investigation, review or approval process. Parent and the Company shall jointly manage and direct all decisions and actions with respect to extending any waiting period under the HSR Act with respect to the Transactions, including by pull and refile or entering into or agreeing to any timing agreement with respect to the Merger with the United States Federal Trade Commission, the Antitrust Division of the United

States Department of Justice or any other Governmental Authority; provided, that neither Parent nor Company, nor any of their Subsidiaries, shall enter into any agreement with the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Subject to applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings pursuant to this Section 7.1, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the Offer and the Merger, including: (i) (A) as far in advance as practicable, notifying the other party of, and providing the other party with a reasonable opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority other than a Taxing Authority (or any communication or inquiry it or any of its Affiliates intends to make with any third party in connection therewith) relating to the matters that are the subject of this Agreement, (B) providing the other Party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other Party and such other Party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other party with a copy of any such Filing, communication or inquiry, if in written form, or, if in oral form, a summary of such communication or inquiry; (ii) as promptly as practicable following receipt, furnishing the other party with a copy of any Filing or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Affiliates receives from any Governmental Authority other than a Taxing Authority or the SEC (or, in each case, any communication or inquiry it receives from any third party in connection therewith) relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other party in exchanging such information and providing such other assistance as the other party may reasonably request in connection with this Section 7.1. The Company, Parent or their respective Representatives shall notify and consult with the other Party in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority other than a Taxing Authority, or any member of the staff of any such Governmental Authority, in respect of any Filing, Legal Proceeding (including the settlement of any Legal Proceeding) or other inquiry regarding the Transactions contemplated hereby and, to the extent permitted by such Governmental Authority, enable the other Party to participate. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel and, subject to any additional confidentiality or joint defense agreement the Parties may mutually propose and enter into, to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or the Parent, as the case may be) or its legal counsel.

(d) Parent (including its Subsidiaries) shall not agree to or consummate any acquisition of any assets or businesses, whether by merger, consolidation or purchasing a substantial portion of the assets of or equity in any Person, if the entering into an agreement relating to, or the consummation of, such acquisition, merger, consolidation or purchase would, in the good faith judgment of Parent, reasonably be expected to: (i) impose any material delay in the expiration or termination of any applicable waiting period pursuant to the HSR Act or other Antitrust Laws in respect of the Transactions; (ii) materially increase the risk of not obtaining any approvals and expiration of waiting periods pursuant to the HSR Act or other Antitrust Laws in respect of the Transactions; or (iii) impede the occurrence of the Closing and/or the consummation of the Transactions.

(e) Notwithstanding anything in this Agreement to the contrary but except as provided herein below, nothing in this Agreement shall require Parent or any of its Subsidiaries to propose, negotiate, offer or effect any sale, divestiture, license or other disposition of any assets, rights or businesses of Parent or the Company or their respective Subsidiaries or otherwise commit to take any action that may limit Parent’s freedom of action with respect to any assets, rights or businesses of either Parent or the Company or their respective Subsidiaries. In no event shall the Company (or any of its Subsidiaries) propose, negotiate, offer or agree to any such actions without the prior written consent of Parent; provided, that the Company shall, and shall cause each Subsidiary of the Company to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing.

7.2 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent. So long as this Agreement is in effect, Parent and Purchaser on the one hand, and the Company, on the other hand, shall not, and shall cause their respective controlled Affiliates not to, issue any other press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement made pursuant to Section 6.2 (including the Company’s announcement of any Change in Recommendation in accordance with Section 6.2) or with respect to any Alternative Proposal or Change in Recommendation; provided that, nothing in this Section 7.2 limits or otherwise modifies the Company’s obligations under Section 6.2, (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section 7.2, or (d) public statements regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties or approved by the Parties, and otherwise in compliance with this Section 7.2, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

7.3 Anti-Takeover Laws. If any state Takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar Takeover Law) becomes or is deemed to be applicable to this Agreement or Transactions, then Parent, Purchaser and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Change in Recommendation. None of Parent, Purchaser or the Company will take any action that would cause this Agreement or the Transactions to be subject to the requirements imposed by any such takeover or similar Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board (or a committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law or any other action following a Change in Recommendation.

7.4 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the books, records, Tax Returns, work papers, other documents and personnel of the Company and its Subsidiaries in each case to the extent reasonably requested by Parent and its Representatives; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or any of its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (d) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 6.2, an Alternative Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a), (b) or (c) of the preceding sentence, it shall use its reasonable best efforts to communicate or provide access to the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.4. Any access to any Company properties or facilities shall be subject to the Company’s reasonable security measures and the applicable requirements of the Company’s leases, subleases and license agreements and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, any Phase I or Phase II environmental assessments. Nothing in this Section 7.4 or elsewhere in this Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.5 Section 16(b) Exemption. The Company and the Company Board shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent, the Surviving Company and the Surviving Company’s Subsidiaries shall (and, Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification agreements substantially in the form of the indemnification agreement publicly filed by the Company and available on EDGAR prior to the date hereof between (A) the Company and its Subsidiaries and any of their current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and (B) the Company and its Subsidiaries and any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise or other Person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of the Company or any of its Subsidiaries at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the Company Charter or bylaws of the Company and in the certificate of incorporation or bylaws (or equivalent governing documents) of any Subsidiary of the Company, in each case of clauses (i) and (ii), as in effect on the date of this Agreement and with respect to the Indemnified Persons’ acts and omissions occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the formation and governing documents of the Surviving Company and its Subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the organizational and governing documents of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner adverse to the Indemnified Persons except as provided below.

(b) From and after the Effective Time until the sixth (6th) anniversary of the Closing Date, Parent and the Surviving Company (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Laws and the Company Charter or bylaws, indemnify, defend and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities (including amounts paid in settlement or compromise), fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the Closing Date, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws and the certificate of incorporation of the Company (as in effect as of the date of this Agreement), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.6(b), subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 7.6(b).

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain in effect for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured Persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured Persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time. The Surviving Company shall (and Parent shall cause the Surviving Company to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made, brought or threatened against such Indemnified Person, the provisions of this Section 7.6 shall continue in effect until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that Parent or the Surviving Company (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, Parent shall make proper provision so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations thereof set forth in this Section 7.6.

(f) This Section 7.6 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and shall not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 7.6 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

7.7 Employee Matters.

(a) For a period of at least one (1) year following the Closing, Parent shall provide, or shall cause to be provided, to Continuing Employees, while in the continuing employ of the Parent or any of its Subsidiaries for such one (1) year period: (i) an annual base salary or hourly wage rate (as applicable) that is substantially comparable to the annual base salary or wage rate (as applicable) provided to the Continuing Employee as of immediately prior to the Effective Time and (ii) health and welfare benefits (but excluding equity or equity-based incentive opportunities, severance, retention, change in control, deferred compensation, post-employment welfare, and defined benefit pension benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries.

(b) For purposes of eligibility to participate under the employee benefit plans of Parent (other than the Excluded Benefits), the Surviving Company or any of their respective Subsidiaries (each, a “New Plan”), Parent shall use its reasonable best efforts to cause each Continuing Employee to be credited, to the extent applicable, with his or her years of service with the Company, its Subsidiaries or their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, to the extent permitted under the applicable New Plan, Parent shall use its reasonable best efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in each applicable New Plan to the extent that coverage under such New Plan is comparable to a Plan in which such Continuing Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”). For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall (or shall cause the Surviving Company to) use reasonable best efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and Parent shall (or shall cause the Surviving Company to) use reasonable best efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent permitted under the applicable New Plan.

(c) Nothing in this Agreement shall confer upon any Continuing Employee or other Person any right to continue in the employ or service of the Parent, the Company, the Surviving Company or their respective Subsidiaries or Affiliates. Except as expressly set forth in this Section 7.7, no provision of this Agreement: (i) shall limit the ability of the Parent, the Company, the Surviving Company or their respective Affiliates to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in Section 6.1), (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries or Affiliates (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Subsidiaries or Affiliates (including, following the Effective Time, the Surviving Company and any of its Subsidiaries or Affiliates).

7.8 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company Board shall adopt resolutions to terminate each and every Plan that is intended to be qualified under Section 401(a) of the Code (each, a “401(k) Plan”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence, no later than five (5) days prior to the Closing Date, that each 401(k) Plan has been terminated pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan, as Parent may reasonably require.

7.9 Delisting. Each of the Parties agrees to reasonably cooperate with the other Parties in taking, or causing to be taken, all actions reasonable, necessary, proper or advisable to enable the delisting of the Company Shares from NASDAQ and termination of the registration of the Company Shares under NASDAQ as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

7.10 Certain Litigation. The Company shall provide Parent with prompt notice of, and copies of all pleadings and material correspondence relating to, the Specified Litigation and any actual or threatened Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement (which notice may be by email and to Parent’s outside counsel only). Subject to the execution of a customary joint defense agreement and subject to the preservation of the attorney-client or other applicable privilege, protection under the work product or other doctrine and protection of confidential information and except if the Company Board (or any committee thereof) has made a Change in Recommendation, the Company shall give Parent the opportunity to participate (but not control), at Parent’s expense, in the defense, settlement, or compromise of the Specified Litigation and any such Legal Proceeding. The Company shall not settle or otherwise compromise the Specified Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

7.11 FIRPTA Certificate. At or prior to Closing, the Company shall deliver to Parent a certificate issued by the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with an executed form of notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to Parent.

7.12 Rule 14d-10 Matters. Prior to the Offer Acceptance Time, the Compensation Committee of the Company Board, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Parent, Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. The Company shall provide a true and complete copy of the resolutions of the Compensation Committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence to Parent prior to the Offer Closing (the form and substance of which resolutions shall be subject to review and approval of Parent).

7.13 Payoff Letter. The Company will deliver to Parent and Purchaser at least five (5) Business Days prior to the Closing a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all amounts outstanding under the Credit Agreement, which Payoff Letter shall be in form and substance reasonably acceptable to Parent and Purchaser and provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary lien and guarantee releases.

7.14 Product Matters. In furtherance and not in limitation of any other provision of this Agreement, to the extent permitted by applicable Laws, the Company shall (a) promptly inform Parent of any material correspondence with or communication or notice received after the date hereof from any Governmental Authority relating to a Company Product or product under development, (b) prior to submitting or making any correspondence, communication, filing or response to any Governmental Authority other than routine filings in the ordinary course of business, give Parent a reasonable opportunity to review, as reasonably in advance as practicable under the circumstances, and consider in good faith Parent’s comments to, any such correspondence, communication, filing or response and (c) consult with Parent in advance of, and give Parent’s Representatives the opportunity to attend, any in-person or telephonic meeting or conference with any Governmental Authority, and with respect to other inbound calls by any Governmental Authority for which the Company did not have advance notice, promptly update Parent regarding such discussions, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to any Company Product or product under development.

7.15 Company Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Company and each of its Subsidiaries, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any employment agreement or employee benefit plan applicable to such individual’s status as an officer or director of the Company or any of its Subsidiaries).

ARTICLE VIII CONDITIONS TO THE MERGER

8.1 Merger Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction (or waiver by both the Company and Parent) at or prior to the Closing of each of the following:

(a) No Law, order, judgment or injunction (whether temporary, preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the Merger brought by a third party shall be in effect.

(b) Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment or have caused to be accepted for payment all of the Company Shares validly tendered pursuant to the Offer and not validly withdrawn.

ARTICLE IX TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated prior to the Effective Time as follows:

(a) by the mutual written consent of the Company and Parent at any time prior to the Offer Acceptance Time;

(b) by either the Company or Parent if a Governmental Authority of competent jurisdiction that is within a jurisdiction that is material to the business and operations of the Company or Parent shall have issued a final, non-appealable order, decree or ruling, in each case that permanently (x) restrains, enjoins or otherwise prohibits the acceptance for payment of Company Shares pursuant to the Offer or the Merger or (y) makes the consummation of the Offer or the Merger illegal; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of the Company, on the one hand, or Parent or Purchaser, on the other hand, to perform in any material respect any of its obligations under this Agreement;

(c) by the Company at any time prior to the Offer Acceptance Time if (i) any of the representations and warranties of Parent or Purchaser contained in this Agreement fail to be true and correct or (ii) Parent or Purchaser shall have breached or failed to comply in any material respect with any of its covenants or agreements under this Agreement that Parent or Purchaser is required to comply with or perform at or prior to the Offer Acceptance Time, and such failure or breach with respect to any such representation, warranty, covenant or agreement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (A) cannot be cured by Parent or Purchaser, as applicable, by the Outside Date or (B) if curable, shall continue to be unremedied as of three (3) Business Days prior to the Outside Date or, if earlier, by the thirtieth (30th) day following delivery of notice to Parent regarding such failure or breach; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) at any time during which the Company is then in material breach of any representation, warranty, covenant or agreement hereunder;

(d) by Parent at any time prior to the Offer Acceptance Time if (i) any of the representations and warranties of the Company contained in this Agreement fails to be true and correct such that the condition precedent set forth in clause “(ii)” of Annex I would not be satisfied or (ii) the Company shall have breached or failed to comply with any of its covenants or agreements under this Agreement such that the condition precedent set forth in clause “(iii)” of Annex I would not be satisfied, and such failure or breach with respect to any such representation, warranty, covenant or agreement (A) cannot be cured by the Outside Date or (B) if curable, shall continue to be unremedied as of three (3) Business Days prior to the Outside Date or, if earlier, the thirtieth (30th) day following delivery of notice to the Company regarding such failure or breach; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) at any time during which the Parent or Purchaser is then in material breach of any representation, warranty, covenant or agreement hereunder;

(e) by the Company or Parent if the Closing does not occur on or before 5:00 p.m. Eastern time on October 5, 2026 (the “Initial Outside Date”); provided, however, that if, as of the Initial Outside Date, all conditions to the Offer in Annex I have been satisfied or are capable of being satisfied (other than the condition set forth in clause “(v)” of Annex I, the condition set forth in clause “(vi)” of Annex I (but only if the restraint, prohibition or illegality arises as a result of Antitrust Laws), the Minimum Condition and such other Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time), then the Outside Date shall automatically be extended (without any action by any Party) to January 5, 2027 (such extended date, the “Extended Outside Date” and, together with the Initial Outside Date, the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(f) by the Company if Purchaser shall have (i) failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a), (ii) terminated the Offer prior to the effective Expiration Date (as may be extended in accordance with this Agreement) unless otherwise permitted to do so pursuant to this Agreement, or (iii) failed to accept and pay for all Company Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to clause “(i)” or “(iii)” of this Section 9.1(f) if such failure of Purchaser was primarily due to the failure of the Company to perform in any material respect any of its obligations under this Agreement;

(g) by Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired as a result of the non-satisfaction of one or more Offer Conditions without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) if such failure of the acceptance for payment of Company Shares or non-satisfaction of any such Offer Conditions is attributable to a failure on the part of such Party to perform in any material respect any covenant or agreement in this Agreement required to be performed by such Party at or prior to the Offer Acceptance Time and such Party has not cured such failure within ten (10) days after having received notice thereof from the other Party;

(h) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so, the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or a Change in Recommendation shall have occurred; or

(i) by the Company, if the Company is terminating this Agreement to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 6.2(d), provided that the Company has complied in all material respects with Section 6.2(d).

9.2 Procedure Upon Termination. The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of termination to the other Party specifying the reasons for such termination.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to any Party; provided that the agreements and obligations of the Parties set forth in this Section 9.3 and in Section 7.2, Section 9.4 and Article X hereof will survive and remain fully enforceable. In addition, nothing in this Section 9.3 relieves any Party of any liability for common law fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement. In the event of common law fraud or a Willful Breach, the aggrieved Party shall be entitled to seek all rights and remedies available at law or in equity (including, in the case of the Company, recovery for damages based on the consideration that would have otherwise been payable in connection with the Offer and the Merger).

9.4 Fees and Expenses.

(a) In the event that (i) this Agreement is terminated by (A) the Company or Parent pursuant to Section 9.1(e) or Section 9.1(g) and, in either case, (x) the Minimum Condition has not been satisfied as of such termination, (y) the conditions to the Offer in clauses “(v)” and “(vi)” of Annex I are satisfied at the time of such termination and (z) in the case of termination by the Company, the right to terminate this Agreement pursuant to Section 9.1(e) is available to

Parent, or (B) by Parent pursuant to Section 9.1(d) (solely if the relevant breach giving rise to a right of termination under Section 9.1(d) constitutes a Willful Breach), (ii) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Alternative Proposal is publicly proposed or publicly disclosed (whether or not conditional) or made known to the Company Board prior to, and not publicly and unconditionally withdrawn at the time of, the Expiration Date or the termination of this Agreement and (iii) the Company consummates an Alternative Proposal within twelve (12) months after the date this Agreement is terminated or enters into an Alternative Acquisition Agreement within twelve (12) months after the date this Agreement is terminated and the applicable Alternative Proposal is subsequently consummated, whether before or after the expiration of such twelve (12)-month period, then the Company will pay, or cause to be paid, to Parent or its designee an amount equal to $95,250,000 (the “Termination Fee”) concurrently with the consummation of such Alternative Proposal. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 1.1, except that the references to “20% or more” are deemed to be references to “more than 50%.”

(b) In the event this Agreement is terminated by Parent pursuant to Section 9.1(h), then the Company will pay to Parent, within two (2) Business Days after the date of termination, the Termination Fee.

(c) In the event this Agreement is terminated by the Company pursuant to Section 9.1(i), then the Company will pay to Parent, immediately prior to or simultaneously with such termination, the Termination Fee.

(d) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e) and, as of the time of termination, all of the conditions to the Offer in Annex I are satisfied (other than the Minimum Condition and such other Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) except that (i) the condition to the Offer in clause “(v)” of Annex I is not satisfied at the time of such termination or (ii) the condition to the Offer in clause “(vi)” of Annex I (but only if the restraint, prohibition or illegality arises as a result of Antitrust Laws) is not satisfied at the time of such termination, then, in either case, Parent will pay, or cause to be paid, to the Company or its designee an amount equal to $141,500,000 (the “Reverse Termination Fee”) within two (2) Business Days after the date of termination.

(e) Any payment of the Termination Fee or the Reverse Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(f) Each Party will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions; provided that Parent will pay 100% of the fees payable in connection with the filings required to be made under the HSR Act and any other Antitrust Law.

(g) The Company acknowledges that the provisions of this Section 9.4 are an integral part of the Transactions and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and hereby agree that in no event shall Parent or the Company be required to pay the Termination Fee or the Reverse Termination Fee, as applicable, on more than one (1) occasion, whether or not the Termination Fee or the Reverse Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. The Parties acknowledge that the agreement to pay the Termination Fee or the Reverse Termination Fee, as applicable, pursuant to this Section 9.4 is an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements to pay the Termination Fee or the Reverse Termination Fee, as applicable, the Parties would not enter into this Agreement.

(h) Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is validly terminated under the circumstances in which the Termination Fee is paid: (i) the payment by the Company of the Termination Fee pursuant to this Section 9.4 shall be the sole and exclusive remedy of Parent and Purchaser each and each of their respective Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent and Purchaser or any of their respective Affiliates and any Representative of any of the foregoing (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”), (ii) (A) none of Parent, Purchaser, any other Parent Related Party or any other Person shall, and none of Parent, Purchaser, any other Parent Related Party or any other Person shall be entitled to bring, and Parent and Purchaser hereby irrevocably covenant not to bring, threaten, commence, maintain or seek (and further covenant to cause each other Parent Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with and (B) none of the Company, any Affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”) shall have any liability for or with respect to, in the case of each of clauses (A) and (B), any action, suit, claim, proceeding, investigation, arbitration or inquiry or other Legal Proceeding against the Company or any other Company Related Party arising out of this Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other Transactions to be consummated; provided, however, that payment of the Termination Fee, will not be liquidated damages in the case of common law fraud or a Willful Breach of this Agreement by the Company. If the Company fails to timely pay the Termination Fee, when due pursuant to this Section 9.4, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company for the payment of the Termination Fee, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(i) Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is validly terminated under the circumstances in which the Reverse Termination Fee is paid: (i) the payment by Parent of the Reverse Termination Fee pursuant to this Section 9.4 shall be the sole and exclusive remedy of the Company Related Parties, (ii) (A) no Company Related Party or any other Person shall, and no Company Related Party or any other Person shall be entitled to bring, and the Company hereby irrevocably covenants not to bring, threaten, commence, maintain or seek (and further covenants to cause each other Company Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with and (B) none of the Parent Related Parties shall have any liability for or with respect to, in the case of each of clauses “(A)” and “(B)”, any action, suit, claim, proceeding, investigation, arbitration or inquiry or other Legal Proceeding against the Parent Related Party arising out of this Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other Transactions to be consummated; provided, however, that payment of the Reverse Termination Fee will not be liquidated damages in the case of common law fraud or a Willful Breach of this Agreement by Parent or Purchaser. If Parent fails to timely pay the Reverse Termination Fee when due pursuant to this Section 9.4, and, in order to obtain the payment, the Company commences a Legal Proceeding which results in a judgment against Parent for the payment of the Reverse Termination Fee, Parent shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE X GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent, and Purchaser contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall terminate upon consummation of the Merger, and only the covenants that by their terms survive the Merger or are to be performed (in whole or in part) following the Merger shall survive the Merger in accordance with their respective terms.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other Parties in accordance with this Section 10.2):

(a)	if to Parent or Purchaser, to:

Neurocrine Biosciences, Inc.

6027 Edgewood Bend Court

San Diego, California

Attention:	Vice President, Business Development
Chief Legal Officer
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:	Jamie Leigh
Kevin Cooper
Email:	jleigh@cooley.com
kcooper@cooley.com

(b)	if to the Company, to:

Soleno Therapeutics, Inc.

203 Redwood Shores Pkwy, Suite 500

Redwood City, CA 94065

Attention: Jesse Schumaker

Email: [Redacted]

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Elton Satusky
Robert T. Ishii
Douglas K. Schnell
Catherine Riley Tzipori
Email:	ESatusky@wsgr.com
rishii@wsgr.com
dschnell@wsgr.com
crileytzipori@wsgr.com

10.3 Assignment. No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. Parent, Purchaser and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated as of September 8, 2025 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company.

10.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party or Parties (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Purchaser) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Purchaser) shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

10.7 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, and the Tender Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, PURCHASER OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER OR TO ANY OTHER PERSON, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.6, (b) the rights of the Company

Stockholders to seek all rights and remedies available at law or in equity (including, in the case of the Company, recovery for damages based on the consideration that would have otherwise been payable in connection with the Offer and the Merger), (c) from and after the Effective Time, the rights of the Company Stockholders and the other holders of Company Securities to receive the Merger Consideration, as provided in Article III and (d) the Company Related Parties’ limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 9.4. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (b) of this Section 10.8 and the provisions of Section 9.3 with respect to seek the recovery of damages based on the losses suffered by the Company Stockholders (including the loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Shares and subsequently be transferred therewith.

10.9 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Purchaser, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party (or Parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement. Any Party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving Willful Breach or common law fraud; provided, however, that in no event shall Parent or Purchaser be entitled to both the payment of the Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand.

10.11 Governing Law. This Agreement, including any claims, disputes, controversies or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.12 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Purchaser and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.13 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING

TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14 Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

10.15 No Presumption Against Drafting Party. Each of Parent, Purchaser and the Company acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

10.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by email attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

NEUROCRINE BIOSCIENCES, INC.

By:	/s/ Kyle Gano
Name:	Kyle Gano
Title:	Chief Executive Officer

SIGMA MERGER SUB, INC.

By:	/s/ Darin M. Lippoldt
Name:	Darin M. Lippoldt
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SOLENO THERAPEUTICS, INC.

By:	/s/ Anish Bhatnagar
Name:	Anish Bhatnagar
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOLENO THERAPEUTICS, INC.

FIRST. The name of this corporation is Soleno Therapeutics, Inc.

SECOND. The registered office of the corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Service Company.

THIRD. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001.

FIFTH.

A. Management by Board of Directors. The management of the business and the conduct of the affairs of the corporation will be vested in its Board of Directors. The number of directors which will constitute the whole Board of Directors will be fixed by the Board of Directors in the manner provided in the Bylaws. Unless and except to the extent that the bylaws of the corporation so require the election of directors of the corporation need not be by written ballot.

B. Election of Directors. Directors will be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director will hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

C. No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, will be entitled to so cumulate such stockholder’s votes unless (1) the names of such candidate or candidates have been placed in nomination prior to the voting and (2) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

D. Removal. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

E. Empowerment Regarding Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders will also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders will require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH.

A. Liability of Directors and Officers Limited. The liability of the directors and officers for monetary damages for breach of fiduciary duty as a director or officer is eliminated to the fullest extent under applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the corporation will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this Part A of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

B. Indemnification Authorized. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

Limitation on Repeal of Article VI. Any repeal or modification of this Article VI is only prospective and does not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

SEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EIGHTH. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine or otherwise related to the internal affairs of the corporation, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

EXHIBIT B

AMENDED AND RESTATED

BYLAWS

OF

SOLENO THERAPEUTICS, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808 or in such other location as the Board of Directors of the corporation (the “Board of Directors”) may from time to time determine or the business of the corporation may require.

Section 2. Other Offices. The corporation will also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting will not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (the “DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, will be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section.

(b) At an annual meeting of the stockholders, only such business will be conducted as has been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL and applicable law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this paragraph), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. To be timely, a stockholder’s notice will be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event will the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice will set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section (or elected or appointed pursuant to Article IV of these Bylaws) will be eligible to serve as directors and only such business will be conducted at a meeting of stockholders as has been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the chair of the meeting will have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination will not be presented for stockholder action at the meeting and will be disregarded.

(e) Notwithstanding the foregoing provisions of this Section, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws is deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by directors representing a quorum of the directors then serving on the Board of Directors or (iv) the holders of shares entitled to cast not less than 20% of the voting power of all then-outstanding shares of capital stock of the corporation , and will be held at such place, on such date, and at such time as the Board of Directors will fix. At any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (the “CGCL”), stockholders holding 5% or more of the outstanding shares will have the right to call a special meeting of stockholders as set forth in Section 18(b) of these Bylaws.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request must be in writing, specifying the general nature of the business proposed to be transacted, and must be delivered personally or sent by certified or registered mail, return receipt requested, or by electronic transmission to the Chair of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors will determine the time and place of such special meeting, which will be held not less than 35 nor more than 120 days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request will cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) is to be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in accordance with Section 232 of the DGCL, of each meeting of stockholders will be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by such stockholder’s attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting will be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chair of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business will be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, will constitute a quorum entitled to take action with respect to that vote on that matter. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting will be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chair of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting of stockholders. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting pursuant to the Certificate of Incorporation, these Bylaws or applicable law. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, will be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents will have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy will be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship where it is so provided, their acts with respect to voting (including giving consent pursuant to Section 13) will have the following effect: (a) if only one votes, such person’s act binds all; (b) if more than one votes and the vote is not evenly split, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) will be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation will prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list will be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) A consent must be set forth in writing or in an electronic transmission. No consent will be effective to take the corporate action referred to therein unless consents signed by a sufficient number of stockholders to take action are delivered to the corporation in the manner required by the DGCL within 60 days of the first date on which a consent is so delivered to the corporation. All references to a consent in this Section mean a consent permitted by Section 228 of the DGCL.

(c) If an action by consent is taken by stockholders by less than unanimous consent, prompt notice of the taking of the action by consent will be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. If the action to which the stockholders consented is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section must state, in lieu of any statement required by such section concerning any vote of stockholders, that consent has been given in accordance with Section 228 of the DGCL.

(d) A consent permitted by this Section shall be delivered: (i) to the principal place of business of the corporation; (ii) to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded; (iii) to the registered office of the corporation in the State of Delaware by hand or by certified or registered mail, return receipt requested; (iv) subject to the next sentence, in accordance with Section 116 of the DGCL to an information processing system, if any, designated by the corporation for receiving such consents; or (v) when delivered in such other manner that complies with the DGCL. In the case of delivery pursuant to the foregoing clause (iv), such consent must set forth or be delivered with information that enables the corporation to determine the date of delivery of such consent and the identity of the person giving such consent, and, if such consent is given by a person authorized to act for a stockholder or member as proxy, such consent must comply with the applicable provisions of Section 212(c)(2) & (3) of the DGCL. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. A consent may be documented and signed in accordance with Section 116 of the DGCL, and when so documented or signed shall be deemed to be in writing for purposes of the DGCL; provided that if such consent is delivered pursuant to clause (i), (ii) or (iii) of subsection (d)(1) of Section 228 of the DGCL, such consent must be reproduced and delivered in paper form.

Section 14. Organization.

(a) At every meeting of stockholders, the Chair of the Board of Directors, or, if a Chair has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, a chair of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, will act as chair. The Secretary, or, in the Secretary’s absence, an Assistant Secretary directed to do so by the Chief Executive Officer, will act as secretary of the meeting.

(b) The Board of Directors is entitled to make such rules or regulations for the conduct of meetings of stockholders as it deems necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chair of the meeting has the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chair permits, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting will be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders will not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation will be fixed by the Board of Directors from time to time. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors have not been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The business and affairs of the corporation will be managed by or under the direction of the Board of Directors, except as otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors will be elected at each annual meeting of stockholders to serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

(b) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, will be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors will, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships will be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series will, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships must be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified. A vacancy in the Board of Directors will be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

(b) At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy, the directors then in office who have been elected by stockholders constitute less than a majority of the directors then in office, then

(i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(ii) the Superior Court of the proper county will, upon application of such stockholder or stockholders, summarily order a special meeting of the stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL, the term of office of any director will terminate upon that election of a successor.

Section 19. Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it will be deemed effective at the pleasure of the Board of Directors. Except as otherwise provided in the Certificate of Incorporation or elsewhere in these Bylaws, when one or more directors resigns from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, will have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective, and each director so chosen will hold office for the unexpired portion of the term of the director whose place is vacated and until such director’s successor has been duly elected and qualified.

Section 20. Removal.

(a) Subject to any limitations imposed by applicable law and unless otherwise provided in the Certificate of Incorporation, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

(b) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Section 21. Meetings

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, or by electronic mail or other means of electronic transmission. No further notice will be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chair of the Board of Directors, the Chief Executive Officer (if a director), the President (if a director) or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means constitutes presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors will be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by US mail, it will be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, will be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice signs a written waiver of notice or waives notice by electronic transmission. All such waivers will be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors will consist of a majority of the total number of directors then serving; provided, however, that such number will never be less than 1/3 of the total number of directors authorized except that when one director is authorized, then one director will constitute a quorum. At any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting. If the Certificate of Incorporation provides that one or more directors will have more or less than one vote per director on any matter, every reference in this Section to a majority or other proportion of the directors, including with respect to establishing a quorum for meetings of the Board of Directors or a committee thereof or the requisite vote for approval by directors or the Board of Directors or a committee thereof, will refer to a majority or other proportion of the votes of the directors.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business will be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission. A consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto will be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 24. Fees and Compensation. Directors will be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained is to be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, will have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee will have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors will consist of one or more members of the Board of Directors and will have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event will any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of paragraphs (a) or (b) of this Section may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member will terminate on the date of such member’s death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section will be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee will constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present will be the act of such committee.

Section 26. Duties of Chair of the Board of Directors. The Chair of the Board of Directors, when present, will preside at all meetings of the stockholders and the Board of Directors. The Chair of the Board of Directors will perform other duties commonly incident to the office and will also perform such other duties and have such other powers as the Board of Directors designates from time to time. If there is no Chief Executive Officer and no President, then the Chair of the Board of Directors will also serve as the Chief Executive Officer of the corporation and will have the powers and duties prescribed in Section 29(b).

Section 27. Organization. At every meeting of the directors, the Chair of the Board of Directors, or, if a Chair has not been appointed or is absent, the Chief Executive Officer (if a director), or if the Chief Executive Officer is not a director or is absent, the President (if a director), or if the President is not a director or is absent, the most senior Vice President (if a director) or, in the absence of any such person, a chair of the meeting chosen by a majority of the directors present, will preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary directed to do so by the Chief Executive Officer or President, will act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 28. Officers Designated. The officers of the corporation will include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom will be elected or appointed from time to time by the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it deems necessary. The Board of Directors may assign such additional titles to one or more of the officers as it deems appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation will be fixed by or in the manner designated by the Board of Directors.

Section 29. Tenure and Duties of Officers.

(a) General. All officers will hold office at the pleasure of the Board of Directors and until their successors have been duly elected or appointed and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors, or by the Chief Executive Officer or other officer if so authorized by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer will preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless the Chair of the Board of Directors has been appointed and is present. The Chief Executive Officer will be the chief executive officer of the corporation and will, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Chief Executive Officer will perform other duties commonly incident to the office and will also perform such other duties and have such other powers as the Board of Directors designates from time to time.

(c) Duties of President. In the absence or disability of the Chief Executive Officer or if the office of Chief Executive Officer is vacant, the President will preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless the Chair of the Board of Directors has been appointed and is present. If the office of Chief Executive Officer is vacant, the President will be the chief executive officer of the corporation (including for purposes of any reference to Chief Executive Officer in these Bylaws) and will, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President will perform other duties commonly incident to the office and will also perform such other duties and have such other powers as the Board of Directors designates from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents will perform other duties commonly incident to their office and will also perform such other duties and have such other powers as the Board of Directors or the President designates from time to time.

(e) Duties of Secretary. The Secretary will attend all meetings of the stockholders and of the Board of Directors and will record all acts and proceedings thereof in the minute book of the corporation. The Secretary will give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary will perform all other duties provided for in these Bylaws and other duties commonly incident to the office and will also perform such other duties and have such other powers as the Board of Directors will designate from time to time. The Chief Executive Officer may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary will perform other duties commonly incident to the office and will also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer designates from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer will keep or cause to be kept the books of account of the corporation in a thorough and proper manner and will render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer, subject to the order of the Board of Directors, will have the custody of all funds and securities of the corporation. The Chief Financial Officer will perform other duties commonly incident to such office and will also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer designate from time to time. The Chief Executive Officer may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller will perform other duties commonly incident to the office and will also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer designates from time to time.

Section 30. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the Chief Executive Officer or to the President or to the Secretary. Any such resignation will be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation will become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation will not be necessary to make it effective. Any resignation will be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written or electronic consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 33. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name, or to enter into contracts on behalf of the corporation, except as otherwise provided by law or these Bylaws, and such execution or signature will be binding upon the corporation. All checks and drafts drawn on banks or other depositaries of funds to the credit of the corporation or on special accounts of the corporation will be signed by such person or persons as the Board of Directors authorizes so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee will have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, will be voted, and all proxies with respect thereto will be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chair of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 35. Form and Execution of Certificates. The shares of the corporation will be represented by certificates, or will be uncertificated. Certificates for the shares of stock, if any, of the corporation will be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of shares of stock in the corporation represented by certificate will be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation, including but not limited to the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 36. Lost Certificates. A new certificate or certificates will be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it requires or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date will, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action without a meeting in accordance with Section 228 of the DGCL, the Board of Directors may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date will not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action without a meeting in accordance with Section 228 of the DGCL will, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors will promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required by applicable law, will be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with the DGCL. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action without a meeting will be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted, and which record date will be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 38. Registered Stockholders. The corporation is entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and is not bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it has express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35 of these Bylaws), may be signed by the Chair of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security is authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security is issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, will be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who has signed or attested any bond, debenture or other corporate security, or whose facsimile signature appears thereon or on any such interest coupon, has ceased to be such officer before the bond, debenture or other corporate security so signed or attested has been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature has been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors thinks conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 42. Fiscal Year. The fiscal year of the corporation will be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation will indemnify its directors and executive officers (for the purposes of this Article, “executive officers” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation will not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under paragraph (d) of this Section.

(b) Other Officers, Employees and Other Agents. The corporation will have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors will have the power to delegate the determination of whether indemnification will be given to any such person except executive officers to such officers or other persons as the Board of Directors determines.

(c) Expenses. The corporation will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in such director’s or officer’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section, no advance will be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation, in which event this paragraph will not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section to a director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, will be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation will be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation will be entitled to raise as a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that such person’s conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section are not exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Section will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section.

(h) Amendments. Any repeal, amendment or modification of this Section is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Section or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the corporation will nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Bylaw that has not been invalidated, or by any other applicable law. If this Section is invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation will indemnify each director and executive officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Section, the following definitions apply:

(1) The term “proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, stands in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” include employee benefit plans; references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan is deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

ARTICLE XII

NOTICES

Section 44. Notices.

(a) Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as otherwise required by law, any notice to stockholders may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address) as it appears on the records of the corporation and will be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the corporation.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in paragraph (a) of this Section, or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it will be sent to such address as such director has filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, will in the absence of fraud, be prima facie evidence of the facts stated therein.

(d) Methods of Notice. It is not necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person is not required and there is no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that is taken or held without notice to any such person with whom communication is unlawful has the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate will state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws will be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent is deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent is revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 45. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation. The stockholders also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders requires the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 46. Loans to Officers. Except as otherwise prohibited under applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors approves, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws is deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 47. Annual Report.

(a) Subject to the provisions of paragraph (b) of this Section, during such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors will cause an annual report to be sent to each stockholder of the corporation not later than 120 days after the close of the corporation’s fiscal year. Such report will include a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that such statements were prepared without audit from the books and records of the corporation. When there are 100 or more stockholders of record of the corporation’s shares, as determined by Section 605 of the CGCL, additional information as required by Section 1501(b) of the CGCL will also be contained in such report, provided that if the corporation has a class of securities registered under Section 12 of the 1934 Act, the 1934 Act will take precedence. Such report will be sent to stockholders at least 15 (or, if sent by third-class mail, 35) days prior to the next annual meeting of stockholders after the end of the fiscal year to which it relates.

(b) If and so long as there are fewer than 100 holders of record of the corporation’s shares, the requirement of sending of an annual report to the stockholders of the corporation is hereby expressly waived.

Section 48. Forum. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the corporation; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Company Shares validly tendered (and not withdrawn) pursuant to the Offer, subject to the rights and obligations of Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Agreement, is subject to the satisfaction of the conditions set forth in clauses “(i)” through “(viii)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Company Shares, and, to the extent permitted by this Agreement, may (x) terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1 of this Agreement) or (y) amend the Offer as otherwise permitted by this Agreement, if (in the case of (x) or (y)): (A) the Minimum Condition (as defined below) shall not be satisfied as of one (1) minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(ii)” through “(viii)” below shall not be satisfied or waived in writing by Parent as of one (1) minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(i) there shall have been validly tendered (not including any Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its Subsidiaries, represent one more Company Share than 50% of the total number of Company Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(ii) the representations and warranties of the Company (a) set forth in Section 4.1(d) (Organization and Qualification), Section 4.2(a) and Section 4.2(d) (Capitalization) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time, except for de minimis inaccuracies; (b) set forth in Section 4.1 (Organization and Qualification) (other than Section 4.1(d)), Section 4.3 (Corporate Power; Enforceability), Section 4.4 (Company Board Approval), Section 4.5 (No Vote Required), Section 4.10 (Brokers; Certain Expenses), Section 4.24 (Opinion of Financial Advisor of the Company) and Section 4.25 (State Takeover Statutes Inapplicable) of the Agreement shall have been true and correct (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) in all material respects as of the date of the Agreement, and shall be so true and correct in all material respects at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; (c) set forth in clause “(a)” of the first sentence of Section 4.9 (Absence of Certain Changes) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of such time; and (d) set forth in the Agreement (other than those referred to in the immediately preceding clauses “(a)”, “(b)” or “(c)”) shall have been true and correct in all respects (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) as of the date of this Agreement, and shall be so true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of such time, except where the failure of such representations and warranties (considered collectively) to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that in each case of the immediately preceding clauses “(a)”, “(b)”, “(c)” or “(d)”, the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in the applicable clause) as of such date only;

(iii) the Company shall have complied with or performed in all material respects all of the covenants and agreements that the Company is required to comply with or perform at or prior to the Offer Acceptance Time;

(iv) since the date of the Agreement, there shall not have been any Company Material Adverse Effect;

(v) all applicable waiting periods under the HSR Act and the Required Antitrust Approvals shall have expired or been terminated (including any timing agreement entered into with any Governmental Authority) and any approvals or clearances required thereunder shall have been obtained;

(vi) no Governmental Authority of competent jurisdiction that is within a jurisdiction that is material to the business and operations of the Company or Parent shall have issued an order, decree or ruling (whether temporary, preliminary or permanent) that (x) restrains, enjoins or otherwise prohibits the acceptance for payment of Company Shares pursuant to the Offer or the Merger or (y) makes the consummation of the Offer or the Merger illegal;

(vii) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer, acting in such capacity, and not in his or her capacity as an individual, confirming that the conditions set forth in clauses “(ii),” “(iii)” and “(iv)” of this Annex I have been duly satisfied; and

(viii) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser and (except for the Minimum Condition) may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

ANNEX II

FORM OF TENDER AND SUPPORT AGREEMENT